                                                                    EXHIBIT 10.2


                              AMENDED AND RESTATED


                                CREDIT AGREEMENT



 dated as of February 3, 2000, as amended and restated as of September 29, 2000 among



                        GT GROUP TELECOM SERVICES CORP.,


                                as the Borrower,



                             GT GROUP TELECOM INC.,


                                as a Guarantor,



                     GT GROUP TELECOM SERVICES (USA) CORP.,


                                as a Guarantor,



                                      and



                           LUCENT TECHNOLOGIES INC.,


                           as the Agent and a Lender,


                                   and other

                     LENDERS that may become parties hereto

                               TABLE OF CONTENTS



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                                                              PAGE
                                                              ----
ARTICLE I  DEFINITIONS......................................
  SECTION 1.01  Defined Terms...............................
  SECTION 1.02  Terms Generally.............................
ARTICLE II  THE LOAN FACILITY...............................
  SECTION 2.01  Commitment..................................
  SECTION 2.02  Loans.......................................
  SECTION 2.03  Requests for Loans..........................
  SECTION 2.04  Funding of Loans............................
  SECTION 2.05  Interest Elections..........................
  SECTION 2.06  Guaranties..................................
  SECTION 2.07  Termination, Reduction and Increase of
     Commitments............................................
  SECTION 2.08  Repayment of Loans; Evidence of Debt........
  SECTION 2.09  Amortization of Loans.......................
  SECTION 2.10  Prepayment of Loans.........................
  SECTION 2.11  Fees........................................
  SECTION 2.12  Interest....................................
  SECTION 2.13  Alternate Rate of Interest..................
  SECTION 2.14  Increased Costs.............................
  SECTION 2.15  Break Funding Payments; Prepayment Fees.....
  SECTION 2.16  Taxes.......................................
  SECTION 2.17  Payments Generally; Pro Rata Treatment;
     Sharing of Setoffs.....................................
  SECTION 2.18  Mitigation Obligations; Replacement of the
     Lenders................................................
ARTICLE III  REPRESENTATIONS AND WARRANTIES.................
  SECTION 3.01  Representations and Warranties..............
  SECTION 3.02  Survival....................................
ARTICLE IV  CONDITIONS......................................
  SECTION 4.01  Conditions Precedent to First Loan..........
  SECTION 4.02  Conditions for Subsequent Loans.............
ARTICLE V  COVENANTS........................................
  SECTION 5.01  Affirmative Covenants.......................
  SECTION 5.02  Negative Covenants..........................
  SECTION 5.03  Stage I Financial Covenants.................
  SECTION 5.04  Stage II Financial Covenants................
  SECTION 5.05  Ongoing Financial Covenants.................
ARTICLE VI  SECURITY........................................
  SECTION 6.01  Security Required...........................
  SECTION 6.02  Registration and Compliance with Laws.......
  SECTION 6.03  Further Documentation.......................
ARTICLE VII  EVENTS OF DEFAULT..............................


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

                               TABLE OF CONTENTS


                                  (CONTINUED)



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                                                              PAGE
                                                              ----
ARTICLE VIII  THE AGENTS....................................
ARTICLE IX  MISCELLANEOUS...................................
  SECTION 9.01  Notices.....................................
  SECTION 9.02  Waivers; Amendments.........................
  SECTION 9.03  Expenses; Indemnity; Damage Waiver..........
  SECTION 9.04  Successors and Assigns......................
  SECTION 9.05  Survival....................................
  SECTION 9.06  Counterparts; Integration; Effectiveness....
  SECTION 9.07  Severability................................
  SECTION 9.08  Right of Setoff.............................
  SECTION 9.09  Governing Law; Jurisdiction; Consent to
     Service of Process.....................................
  SECTION 9.10  Waiver of Jury Trial........................
  SECTION 9.11  Headings....................................
  SECTION 9.12  Confidentiality.............................
  SECTION 9.13  Interest Rate Limitation....................
  SECTION 9.14  Currency Conversions........................

      AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 3, 2000,


            as amended and restated as of September 29, 2000, among


               GT GROUP TELECOM SERVICES CORP., as the Borrower,


                     GT GROUP TELECOM INC., as a Guarantor


             GT GROUP TELECOM SERVICES (USA) CORP., as a Guarantor


              LUCENT TECHNOLOGIES INC., as the Agent and a Lender,


                        and other LENDERS party hereto.



     WHEREAS the parties hereto (other than GT(US)) entered into a credit agreement dated as of February 3, 2000 (the "Original Agreement"); and



     WHEREAS the parties have decided to amend and restate the Original Agreement in accordance herewith;



     WITNESSETH, that for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower, the Parent Guarantor, GT (US), the Agent and the Lenders hereby agree as follows:



                                   ARTICLE I


                                  Definitions



     SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:



     "1999 CREDIT AGREEMENT" means the US$40,000,000 credit agreement dated as of May 28, 1999 among the Borrower, the Parent Guarantor, Lucent, the Collateral Agent and the Lenders from time to time a party thereto, as amended.



     "ABR", when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.



     "ACCESS LINE" means a telephone line or equivalent unit of capacity made available by a Credit Party to a bona fide active customer in good standing, for the purpose of providing to or from such customer over such line the transmission of voice, video, and other data and telecommunications services, and "ACCESS LINES" means all such telephone lines or equivalent units of capacity collectively, PROVIDED THAT for the purposes of Subsection 5.05(d), the number of Access Lines attributable to a Credit Party that is not a Wholly-Owned Subsidiary of the Borrower or the Parent Guarantor shall be based upon the percentage of their combined ownership interest in such Credit Party.



     "ACQUISITION" means, with respect to any person, any purchase or other acquisition regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger or other form of corporate reorganization), of (a) any other person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other person that such other person becomes a Subsidiary of the purchaser) or of all or substantially all of the property of any other person, or (b) any division, business, operation or undertaking of any other person or of all or substantially all of the property of any division, business, operation or undertaking of any other person.



     "ADDITIONAL ASSET" means any real property, improvement thereto or tangible personal property used in the Credit Parties' respective businesses.



     "ADJUSTED LIBOR RATE" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) Statutory Reserve Rate.

     "ADMINISTRATIVE QUESTIONNAIRE" means an administrative questionnaire in a form supplied by the Agent.



     "AFFILIATE" means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. The Guarantors and their respective Affiliates shall be considered to be Affiliates of the Borrower for all purposes hereof.



     "AGENT" means Lucent (or its successor), in its capacity as the Agent for the Lenders hereunder.



     "AGENT FEES" means any and all fees owing by the Borrower to the Agent or its designee in connection with the performance of the Agent, as agreed to between the Borrower and Lucent in the Fee Agreement.



     "AGREEMENT" means this Amended and Restated Credit Agreement or, as the context requires, the Original Agreement, as amended and restated hereby.



     "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.



     "APPLICABLE LAW" means, with respect to any person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty, directive or other requirement having the force of law relating or applicable to such person, property, transaction, event or other matter, and shall also include any interpretation thereof by any person having jurisdiction over it or charged with its administration or interpretation.



     "ASSET DISPOSITION TRIGGER EVENT" means:



     (i) any direct or indirect sale, transfer or other disposition or series of related sales, transfers or dispositions (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party (other than
(a) dispositions of inventory, obsolete or used or surplus equipment in the ordinary course of business, and (b) dispositions by one Credit Party to another Credit Party); or



     (ii) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party;



PROVIDED that (a) any such event or events involving Net Proceeds up to an aggregate amount not to exceed Cdn $10,000,000 per fiscal year, shall not constitute an "Asset Disposition Trigger Event", (b) any such event referred to in clause (i) above shall not constitute an "Asset Disposition Trigger Event" if the relevant Credit Party notifies the Agent within 60 days after such event that it plans to reinvest the Net Proceeds of such event in Additional Assets as promptly as practicable, but in any event within 180 days, after such event, and
(c) any such event referred to in clause (ii) above shall not constitute an "Asset Disposition Trigger Event" if the relevant Credit Party notifies the Agent, on or prior to the date that is ten Business Days after such event, that it plans to apply the Net Proceeds of such event to repair, restore or replace the affected property or asset or to reinvest such Net Proceeds in Additional Assets as promptly as practicable, but in any event within 180 days, after such event; PROVIDED FURTHER that, if a Credit Party delivers a notice with respect to any such event, as contemplated by clause (b) or (c) of the foregoing proviso, and if at the expiration of the 180-day period referred to in such clause less than all the Net Proceeds of such event have been reinvested or applied as provided therein, then an "Asset Disposition Trigger Event" shall be deemed to have occurred at the expiration of such 180-day period with Net Proceeds equal to the Net Proceeds that have not been so reinvested or applied.


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


     "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.



     "AVAILABILITY PERIOD" means the period from and including the date upon which the conditions precedent to the first Loan made to the Borrower under the Facility are met to but excluding the Availability Termination Date.



     "AVAILABILITY TERMINATION DATE" means February 3, 2003 or, if earlier, the date the Commitments are terminated hereunder.



     "BANK COMMITMENT" means, at any time, the aggregate amount of credit committed to the Borrower under the Bank Credit Agreement.



     "BANK CREDIT AGREEMENT" means the amended and restated credit agreement dated as of February 3, 2000, as amended and restated as of September 29, 2000 among the Borrower, the Parent Guarantor, GT (US), Canadian Imperial Bank of Commerce, Goldman Sachs Credit Partners L.P., Goldman Sachs Canada Credit Partners Co., Royal Bank of Canada, the Toronto-Dominion Bank and those persons a party thereto from time to time as lenders.



     "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.



     "BORROWER" means GT Group Telecom Services Corp., a Canadian corporation.



     "BORROWING DATE" means a date on which a Loan is advanced hereunder.



     "BURNABY DEBT" means Debt owing to 316465 B.C. Ltd., Citizens Bank Canada, Clifford Bouillet and Cathy Bouillet in an aggregate principal amount not exceeding Cdn. $770,000, incurred in connection with the Borrower's right to purchase 3887 and 3889 Second Avenue, Burnaby, B.C.



     "BUSINESS" means the Borrower's and the Parent Guarantor's business of the provision of "telecommunications services" (as defined under the Telecommunications Act (Canada)) including the provision of subscriber equipment related thereto.



     "BUSINESS ACQUISITION" means an Acquisition made in connection with, or that otherwise relates directly to, the Business provided that no Default or Event of Default is continuing at the time such Acquisition is made or could reasonably be expected to be caused by or to result from such Acquisition.



     "BUSINESS INVESTMENT" means an Investment made in connection with, or that otherwise relates directly to, the Business provided that no Default or Event of Default is continuing at the time such Investment is made or could reasonably be expected to be caused by or to result from such Investment.



     "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.



     "CAPITAL EXPENDITURE" means any expenditure made by a Credit Party in connection with the acquisition, construction or improvement of any property (including any property acquired pursuant to a Capitalized Lease Obligation) which is required to be capitalized in accordance with GAAP, other than expenditures made in connection with the Shaw Acquisition, but for greater certainty does not include an Acquisition, Investment, capitalized Interest Expenses or capitalized financing expenses.



     "CAPITALIZED LEASE OBLIGATION" means, for any person, any payment obligation of such person under an agreement for the lease or rental of or right to use property that, in accordance with GAAP, is required to be capitalized.

     "CDN. DOLLARS" OR "CDN. $" means lawful money of Canada.



     "CHANGE IN CONTROL" means any event or series of events which result in a person (or group of persons under common Control) other than the Permitted Holders becoming the beneficial owner or owners, directly or indirectly, of securities of the Parent Guarantor to which are attached 50% or more of the votes that may be cast to elect directors of the Parent Guarantor.



     "CHANGE IN LAW" means (a) the adoption of any law, statute, code, ordinance, treaty, rule, order, regulation, decree, requirement, policy, guideline, or directive (whether or not having the force of law) after the date of this Agreement, (b) any change in any law, statute, code, ordinance, treaty, rule, order, regulation, decree, requirement, policy, guideline, or directive (whether or not having the force of law) or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Subsection 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.



     "CIBC" means the Canadian Imperial Bank of Commerce, a Canadian chartered bank.



     "CISCO CREDIT AGREEMENT" means the Cdn. $120,000,000 credit agreement dated as of September 29, 2000 among the Borrower, the Parent Guarantor, GT (US) and Cisco Systems Capital Corporation.



     "COLLATERAL" means any and all "Collateral", as defined in any Security Document.



     "COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT" means the amended and restated collateral agency and intercreditor agreement dated as of February 3, 2000, as amended and restated as of September 29, 2000, among the Borrower, the Parent Guarantor, GT (US), the representatives referred to therein, the Collateral Agent and the Security Beneficiaries, setting out their respective rights and obligations with respect to the Security.



     "COLLATERAL AGENT" means Montreal Trust Company of Canada, or such other person as may be appointed as such pursuant to the terms of the Collateral Agency and Intercreditor Agreement.



     "COLLATERAL AGENT FEES" means any and all fees owing by the Borrower or the Parent Guarantor to the Collateral Agent or its designee in connection with the performance of the Collateral Agent, as agreed to between the Borrower and Lucent in the Fee Agreement.



     "COMBINED CAP" means, at any time, the aggregate of (i) Cdn. $75,000,000, plus (ii) the Net Proceeds in excess of Cdn. $360,000,000 from the High Yield Debt, plus (iii) the Net Proceeds of all other debt or equity financings after February 3, 2000 of any Credit Party, less an amount equal to 50% of the Net Proceeds from all Prepayment Debt to the extent the aggregate of the Net Proceeds from all Prepayment Debt arising after the date hereof exceeds $600,000,000 (or any Equivalent Amount).



     "COMMITMENT" means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of Loans that such Lender agrees to make hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of all Commitments shall not exceed the amount of the Facility.



     "COMMITTED CREDIT" of any Security Beneficiary means the aggregate of all Principal Obligations (as defined in the Collateral Agency and Intercreditor Agreement) then owing to such Security Beneficiary plus all undrawn or undisbursed loan Commitments (as defined in the applicable credit agreement between the Borrower and a Security Beneficiary) of such Security Beneficiary.

     "CONTESTED" means contested in good faith by appropriate proceedings promptly initiated and diligently conducted.



     "CONTINGENT OBLIGATION" means, with respect to any person, any obligation of such person guaranteeing or having the economic effect of guaranteeing any Debt ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such person as an account party in respect of a letter of credit issued to assure payment by the primary obligor of any such primary obligation, and any obligation of such person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or to purchase property or services, in each case primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation PROVIDED THAT any guarantee of debt owing from one Credit Party to another or any obligation in connection with Existing LCs (but only to the extent of the cash collateralization of the Existing LCs) shall not be a "Contingent Obligation".



     "CONTRACTUAL OBLIGATION" means, as to any person, any provision of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound and, for greater certainty, includes provisions of Material Contracts.



     "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.



     "CREDIT DOCUMENTS" means this Agreement, the Fee Agreement, the Security, the Collateral Agency and Intercreditor Agreement, all certificates delivered from time to time by the Borrower or a Guarantor to the Agent or any Lender pursuant this Agreement or the Security, and any other document acknowledged by the Borrower or a Guarantor to be a Credit Document.



     "CREDIT PARTIES" means the Borrower, the Parent Guarantor and all other Guarantors.



     "DEBT" shall mean, with respect to any person, without duplication, (i) an obligation of such person for borrowed money, (ii) an obligation of such person evidenced by a note, bond, debenture or other similar instrument, (iii) an obligation of such person for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the ordinary course of business in accordance with customary commercial terms, (iv) a Capitalized Lease Obligation of such person, (v) a Contingent Obligation of such person, (vi) an obligation of such person or of any other person secured by a Lien on any property of such person, even though such person has not otherwise assumed or become liable for the payment of such obligation, in which case the amount of Debt constituted thereby shall be the lesser of the value of such person's interest in such property and the amount of the obligation secured, (vii) the net obligation of such person under a Hedging Arrangement (for greater certainty, to the extent that such person has a positive entitlement under a Hedging Arrangement such amount will be deducted from its "Debt"), (viii) the maximum redemption price of any shares in the capital of such person which are subject to mandatory redemption in cash or redemption at the option of the holder in cash at any time prior to the Maturity Date, or (ix) any other item which would in accordance with GAAP be classified as a liability on the balance sheet of such person PROVIDED THAT "Debt" shall not include debt owing from a Credit Party to another Credit Party, deferred tax liabilities, deferred revenue or any obligation in connection with the Existing LCs (but only to the extent of the cash collateralization of the Existing LCs).



     "DEBT PREPAYMENT AMOUNT" means, with respect to the incurrence of any Prepayment Debt, an amount equal to the Security Beneficiary Percentage (determined without reference to any Committed Credit or Debt outstanding under any Credit Agreement (as defined in the Collateral Agency and


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


Intercreditor Agreement) under which such Prepayment Debt arises) of 50% of the Net Proceeds of such Prepayment Debt, to the extent the aggregate of the Net Proceeds from all Prepayment Debt arising after the date hereof exceeds Cdn. $600,000,000 (or any Equivalent Amount).



     "DEBT SERVICE REQUIREMENT" means, for any period, the sum of all mandatory principal payments in respect of Debt required to be made by the Credit Parties on a consolidated basis during such period.



     "DEFAULT" means any event, act or condition which with the giving of notice, lapse of time, or both, would constitute an Event of Default.



     "EBITDA" shall be calculated on a consolidated basis and means, for any period, Net Income for such period PLUS, to the extent deducted in determining such Net Income, the sum (without duplication) of (i) consolidated income tax expense (which shall, for greater certainty, include capital tax expenses), (ii) Interest Expense, (iii) depreciation and amortization expense, and (iv) extraordinary, unusual or non-recurring losses MINUS, to the extent added in determining such Net Income, (i) interest income, (ii) extraordinary, unusual or non-recurring gains, and (iii) income attributable to Investments (other than an Investment in a Subsidiary) except to the extent that such income was received in the form of cash dividends or other similar cash distributions.



     "ENVIRONMENTAL LAWS" shall mean all Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.



     "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of their respective subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment, (e) the presence of any Hazardous Substance on, at or under property owned, occupied, operated or controlled by any Credit Party and (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.



     "EQUITY" means, at any time, the amount which would, in accordance with GAAP, then be included as shareholders' equity on a consolidated balance sheet of the Credit Parties including without limitation equity attributable to the issuance of preferred shares BUT NOT INCLUDING equity attributable to the issuance of shares as payment-in-kind dividends on existing shares and calculated without reference to cash lodged as security with respect to the Existing LCs.



     "EQUIVALENT AMOUNT" means, (a) with respect to a specified amount of U.S. Dollars, the amount of any other currency that may be purchased with such U.S. Dollars at the noon buying rate certified for customs purposes by the Federal Reserve Bank of New York for the purchase of such other currency with U.S. Dollars in effect on the Business Day with respect to which such computation is required for the purpose of this Agreement or, in the absence of such a buying rate on such date, using such other rate as the Agent may reasonably select, or
(b) with respect to a specified amount of Cdn. Dollars, the amount of any other currency that may be purchased with such Cdn. Dollars at the Bank of Canada noon rate for the purchase of such other currency with Cdn. Dollars in effect on the Business Day with respect to which such computation is required for the purpose of this Agreement or, in the absence of such a buying rate on such date, using such other rate as the Agent may reasonably select.



     "EURODOLLAR", when used in reference to any Loan, refers to whether such Loan or the Loans is bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.



     "EVENT OF DEFAULT" has the meaning assigned to such term in Article VII.


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


     "EXCESS CASH FLOW" means, for any period, the sum (without duplication) of:



     (a) Net Income for such period, adjusted to exclude any gains or losses attributable to any casualty or other insured damage to any Credit Party's property or an Asset Disposition Trigger Event (to the extent Net Proceeds to the Credit Parties therefrom were not reinvested in Additional Assets of the Credit Parties within the 180 day period following such Asset Disposition Trigger Event); PLUS



     (b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated Net Income for such period; PLUS



     (c) the sum of (i) the amount, if any, by which Working Capital decreased during such period plus (ii) the amount, if any, by which the consolidated long-term deferred revenues of the Credit Parties increased during such period plus (iii) the aggregate principal amount of Capital Lease Obligations and other Debt incurred by the Credit Parties during such period to finance Capital Expenditures, to the extent that principal payments in respect of such Debt would not be excluded from clause (f) below when made plus (iv) the amount of any cash payments received by the Credit Parties during such period in connection with the termination of Hedging Arrangements to the extent not included in such Net Income; MINUS



     (d) the sum of (i) any non-cash gains included in determining such Net Income for such period plus (ii) the amount, if any, by which Working Capital increased during such period plus (iii) the amount, if any, by which the consolidated long-term deferred revenues of the Credit Parties decreased during such period plus (iv) the amount of any cash payments made by any Credit Party during such period in respect of any obligations that constituted accrued or accreted interest and financing charges in a previous period, plus (v) the amount of any cash payments made by the Credit Parties during such period in connection with the termination of Hedging Arrangements to the extent not deducted in determining Net Income, plus cash expenses with respect to debt or equity financings paid during such period; MINUS



     (e) Capital Expenditures for such period; MINUS



     (f) the aggregate principal amount of Debt repaid or prepaid by the Credit Parties during such period, excluding (i) Debt in respect of revolving credit facilities to the extent that the amount of such Debt repaid or prepaid remains available to be borrowed by a Credit Party under such facilities (including under any replacement facilities), (ii) repayments or prepayments of Debt financed by incurring other Debt, to the extent that mandatory principal payments in respect of such other Debt would not be excluded from this clause
(f) when made; MINUS



     (g) all Restricted Payments made during such period.



     "EXCLUDED TAXES" means, with respect to the Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any branch profits taxes or any similar tax imposed by any jurisdiction; PROVIDED that neither any Lender nor any such other recipient shall be deemed to be located in any jurisdiction solely as a result of receiving payments under, or taking any other action related to, any Loan under this Agreement or any Loan under any other agreement.



     "EXISTING LCS" means (i) Letter of Guarantee in the amount of Cdn. $253,133 in favor of Leasetec Canada Ltd., and (ii) Letter of Credit in the amount of Cdn. $200,000 in favor of Onset Capital Corporation, both issued by The Toronto-Dominion Bank for the account of the Borrower, as renewed from time to time.



     "FACILITY" means the senior secured credit facility in an aggregate principal amount of US$315,000,000, created pursuant to this Agreement and the Credit Documents.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.



     "FEE AGREEMENT" means that certain fee agreement dated the date of this Agreement among the Borrower, the Parent Guarantor and Lucent.



     "FIXED CHARGE COVERAGE RATIO" means, at any time, the ratio of (i) EBITDA, (determined with respect to the two most recently-completed financial quarters of the Parent Guarantor on an annualized basis), minus Capital Expenditures (determined with respect to the most recently-completed four financial quarters of the Parent Guarantor), divided by (ii) Debt Service Requirement plus Interest Expense (both as determined based upon the most recently-completed four financial quarters of the Parent Guarantor), all determined on a consolidated basis.



     "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.



     "FUNDED EQUITY" means, at any time Equity of the Credit Parties directly attributable to the issuance of securities, determined on a consolidated basis (and for greater certainty shall be determined without reference to any retained earnings or losses).



     "GAAP" means accounting principles which are recognized as being generally accepted in Canada as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.



     "GOVERNMENTAL AUTHORITY" means the government of Canada, the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.



     "GT (US)" means GT Group Telecom Services (USA) Corp., a Nevada corporation.



     "GUARANTOR" means the Parent Guarantor, GT (US) and any other person which guarantees payment of any or all Indebtedness and delivers Security.



     "HAZARDOUS SUBSTANCE" shall mean any solid, liquid, gas, odour, heat, sound, vibration or radiation, or combination thereof, that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.



     "HEDGING ARRANGEMENT" means a Secured Hedging Arrangement or an Unsecured Hedging Arrangement.



     "HIGH YIELD DEBT" means all Debt of the Parent Guarantor arising under, with respect to, or in connection with the Notes.



     "IN WRITING" or "WRITTEN" means any form of written communication or a communication by means of facsimile or telex device.



     "INDEBTEDNESS" means all present and future indebtedness and liability now or hereafter owing by the Borrower pursuant to or in respect of this Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, and includes all principal, interest, fees and expenses owing by the Borrower hereunder.



     "INDEMNIFIED TAXES" means Taxes, including Other Taxes, other than Excluded Taxes.

     "INTEREST COVERAGE RATIO" means, at any time, the ratio of (i) EBITDA (determined with respect to the most recently-completed two financial quarters of the Parent Guarantor on an annualized basis) to (ii) Interest Expense (determined with respect to the most recently-completed four financial quarters of the Parent Guarantor), all determined on a consolidated basis.



     "INTEREST ELECTION REQUEST" means a request by the Borrower to convert or continue a Loan in accordance with Section 2.05.



     "INTEREST EXPENSE" means, for any period, the aggregate amount accrued (whether or not payable or paid) by the Parent Guarantor during such period in accordance with GAAP on account of (i) interest expense including amortization of debt discount costs, capitalized interest, standby fees, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances, but excluding the amortization of the equity portion of the Notes and (ii) the interest expense components of all Capitalized Lease Obligations, all determined on a consolidated basis.



     "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Loan of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.



     "INTEREST PERIOD" means, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.



     "INVESTMENT" means, with respect to any person, the making by such person of (a) any direct or indirect investment in or purchase or other acquisition of the securities of or an equity interest in any other person, (b) any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms) any other person, or (c) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other person. For greater certainty an Acquisition shall not be treated as an Investment.



     "JUDGMENT CURRENCY" has the meaning set forth in Section 9.14 herein.



     "LENDERS" means the persons listed on Schedule 2.01 and any other person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such person that ceases to be a party hereto pursuant to an Assignment and Acceptance.



     "LIBOR RATE" means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the

"LIBOR Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent or, in the event the Agent is not a bank, The Chase Manhattan Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.



     "LICENSES" means any and all licenses, permits, easements, public and private rights-of-way and other access agreements, registrations, municipal/local and other government approvals, consents or other authority necessary for the Credit Parties to operate the Network.



     "LIEN" means any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), security interest or other encumbrance of any nature however arising, or any other security agreement or arrangement creating in favour of any creditor a right in respect of any particular property that is prior to the right of any other creditor in respect of such property, and includes the right of a lessor relative to a Capitalized Lease Obligation but, for greater certainty, excludes the interest of a lessor under a lease which is not a Capitalized Lease Obligation and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.



     "LOAN REQUEST" means a request by the Borrower for a Loan in accordance with Section 2.03.



     "LOAN" means any drawdown under the Facility.



     "LUCENT CANADA" means Lucent Technologies Canada Corp., a Canadian corporation.



     "LUCENT" means Lucent Technologies Inc., a Delaware corporation.



     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, property, condition (financial or otherwise) or prospects of the Credit Parties, considered as a whole, (ii) the ability of any Credit Party to perform any of its financial obligations under any Credit Document to which it is a party or (iii) the rights and benefits available to the Lenders under any Credit Document.



     "MATERIAL CONTRACTS" means those contracts and agreements listed in
Schedule 1.01.



     "MATURITY DATE" means the earlier of: (i) June 30, 2008 or (ii) the last day of the fiscal quarter that is sixty-six (66) months after the Availability Termination Date.



     "NET INCOME" means, for any period, the consolidated net income (loss) of the Credit Parties for such period, calculated in accordance with GAAP.



     "NET PROCEEDS" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Credit Parties to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Credit Party as a result of such event to repay Debt (other than Debt under this Agreement or which is repayable under a comparable provision of any other Credit Agreement (as defined in the Collateral Agency and Intercreditor Agreement)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) in the case of an underwritten offering of securities, the amount of all underwriting discounts and commissions, and (iv) the amount of all taxes paid (or reasonably estimated to be payable) by the Credit Parties, and the amount of any reserves established by any Credit Party to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Senior Officer of the Borrower).

     "NETWORK" means any and all assets comprising the telecommunications network, including voice and data services, constructed or to be constructed in Canada by the Credit Parties, and any and all items and parts thereof.



     "NOTES" means those 13 1/4% senior discount notes issued or to be issued by the Parent Guarantor pursuant to the terms of an indenture dated as of February 1, 2000 between the Parent Guarantor and The Chase Manhattan Bank, as trustee.



     "ORIGINAL CURRENCY" has the meaning set forth in Section 9.14 herein.



     "OTHER TAXES" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any of such documents.



     "PARENT GUARANTOR" means GT Group Telecom Inc., a Canadian corporation.



     "PERMITTED ACQUISITIONS" means, at any time, the following:



     (i) Acquisitions made in lieu of Capital Expenditures as set out in the Plan;



     (ii) any Acquisition to the extent that the cost of such Acquisition is funded by the issuance of equity in any Credit Party;



     (iii) Business Acquisitions provided that the aggregate amount of the cash portions of the prices of all Business Acquisitions and all Business Investments made on or after February 3, 2000 shall not exceed the Combined Cap (or any Equivalent Amount) at any time; and



     (iv) other Acquisitions PROVIDED THAT the aggregate amount of all such Permitted Acquisitions permitted pursuant to this paragraph (iv) and Permitted Investments described in paragraph (viii) of the definition thereof made on or after February 3, 2000 shall not exceed Cdn. $10,000,000 (or any Equivalent Amount).



     "PERMITTED CAPITALIZED LEASE OBLIGATIONS" shall mean any Capitalized Lease Obligations relating to (i) arrangements between the Borrower and 360networks Inc. and/or its affiliates or other similar arrangements for the capital lease of fibre optic cable between the Borrower and other parties which may be treated as capital leases; or (ii) leases of real estate.



     "PERMITTED DEBT" shall mean, at any time and without duplication, the following:



     (i) Security Beneficiary Debt in an aggregate principal amount not exceeding Cdn. $1,350,000,000 (or any Equivalent Amount), PROVIDED THAT (A) the weighted average life to maturity of any such Debt (other than Security Beneficiary Debt committed on the date hereof), calculated in accordance with generally accepted financial practice, exceeds the remaining weighted average life to maturity of the Facility, and (B) covenants given in connection with such Debt shall not be more onerous to the Borrower or any other Credit Party than, and not in addition to, the covenants contained in this Agreement;

     (ii)  Purchase Money Obligations provided that



        (a) the aggregate amount of such Debt, other than Permitted Capitalized Lease Obligations, does not exceed Cdn. $110,000,000 (or any Equivalent Amount) at any time; and



        (b) the aggregate amount of such Debt, other than Permitted Capitalized Lease Obligations, owing to any one person in respect of assets employed in the Network does not exceed Cdn. $30,000,000 (or any Equivalent Amount) at any time; and



        (c) for the purposes of determining compliance with clauses (a) and (b) hereof, Debt owing to a manufacturer of Telecommunications Equipment shall not be considered to be a Purchase Money Obligation where such Debt has been outstanding for less than 90 days;



     (iii) Debt owing in connection with any Hedging Arrangement;



     (iv) Debt from one Credit Party to another Credit Party;



     (v)  High-Yield Debt;



     (vi) Debt of the Parent Guarantor for other borrowed money in an aggregate principal amount not to exceed Cdn. $1,000,000,000 (or any Equivalent Amount), so long as no Default or Event of Default is continuing at the date of incurrence thereof or would be created thereby, provided that (A) the payment terms of such Debt do not require any principal repayments while any Indebtedness remains outstanding hereunder; (B) such Debt is unsecured; and (C) the covenants given in connection with such Debt are not more onerous to the Borrower or any other Credit Party than, and not in addition to, the covenants contained in this Agreement or the Notes;



     (vii) Unsecured Debt of a Credit Party that has been consented to in advance by the Lenders;



     (viii) Permitted Refinancing Debt;



     (ix) unsecured Debt of a Credit Party that has become a Subsidiary of the Parent Guarantor or the Borrower by virtue of an Acquisition and which is in existence at the time of such Acquisition;



     (x)  the Burnaby Debt; and



     (xi) Permitted Capitalized Lease Obligations in an aggregate amount not to exceed Cdn. $250,000,000 (or any Equivalent Amount).



     "PERMITTED HOLDERS" means, collectively, Canadian Imperial Bank of Commerce, GS Capital Partners III, L.P., NB Capital Partners Inc., MGN Group L.L.C. and Shaw Fiberlink Ltd. and their respective Affiliates.



     "PERMITTED INVESTMENTS" means, at any time, the following:



     (i)  Investments permitted under the Plan;



     (ii) Investments in obligations issued by the Government of Canada or the United States of America, or an instrumentality or agency of either such country, maturing within 365 days of the date of acquisition of such obligation, and guaranteed fully as to principal, interest and premium (if any), by the Government of Canada or the United States of America;



     (iii) Investments in certificates or other evidences of deposit issued or acceptances accepted by or guaranteed by, or cash deposits with, any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust company in one or more provinces of Canada or by any bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia or the United Kingdom, in each case, having combined capital and surplus of not less than Cdn. $750,000,000 (or the Equivalent Amount in another currency), payable on demand or maturing within 365 days of the date of purchase;



     (iv) Investments in commercial paper given a long-term rating band of not less than A, or equivalent short-term rating, by an established national credit rating agency in Canada or the United States and maturing not more than 365 days from the date of acquisition thereof;



     (v) loans, guarantees and reasonable advances to employees of the Credit Parties made in the ordinary course of business in the aggregate principal amount not exceeding Cdn. $25,000,000 (or any Equivalent Amount in another currency) at any time;



     (vi) any Investment to the extent that the cost of such Investment is funded by the issuance of equity in any Credit Party;



     (vii) Business Investments provided that the aggregate amount of the cash portions of the prices of all Business Investments and all Business Acquisitions made on or after February 3, 2000 shall not exceed the Combined Cap (or any Equivalent Amount) at any time;



     (viii) other Investments provided that the aggregate amount of all such Permitted Investments permitted pursuant to this paragraph (viii) and Permitted Acquisitions described in paragraph (iv) of the definition thereof made on or after February 3, 2000 shall not exceed Cdn. $10,000,000 (or any Equivalent Amount).



     "PERMITTED LIENS" means, at any time, the following:



     (i) Liens for taxes not overdue, or which are being contested if adequate reserves with respect thereto are maintained by the applicable Credit Party in accordance with GAAP and the enforcement of any related Lien is stayed;



     (ii) undetermined or inchoate Liens arising in the ordinary course of business which relate to obligations not overdue or a claim for which has not been filed or registered pursuant to Applicable Law or which are being contested if adequate reserves with respect thereto are maintained by the applicable Credit Party in accordance with GAAP and the enforcement of any related Lien is stayed;



     (iii) carriers', warehousemens', mechanics', materialmens', repairmens', construction or other similar Liens arising in the ordinary course of business which relate to obligations not overdue or which are being contested if adequate reserves with respect thereto are maintained by the applicable Credit Party in accordance with GAAP and the enforcement of any related Lien is stayed;



     (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Credit Parties;



     (v) zoning and building by-laws and ordinances and municipal by-laws and regulations so long as the same are complied with;



     (vi) statutory Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;



     (vii) the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted;



     (viii) Liens created by the Security;



     (ix) any Lien to secure any Purchase Money Obligation permitted under Subsection 5.02(a) provided that such Lien is created not later than 90 days after the related Purchase Money Obligation is incurred and does not affect any property other than the property financed by the related Purchase Money Obligation;



     (x)  Liens securing the Existing LCs;

     (xi) Liens securing the Burnaby Debt;



     (xii) Liens in favour of 360networks Inc. and/or its affiliates granted pursuant to the Fibre Sale Agreement dated May 24, 2000 among Worldwide Fiber (F.O.T.S.) Ltd., Worldwide Fiber (F.O.T.S.) No. 3 Ltd., WFI-CN Fibre Inc. and the Borrower and the Indefeasible Right to Use Agreement dated May 24, 2000 between GT (US) and Worldwide Fiber Networks Inc., as in effect on the date of this Amended and Restated Credit Agreement (collectively, the "360 Agreements"), provided that such Liens attach only to the assets that are the subject matter of the 360 Agreements and arise only on or after the Acceptance Date (as defined in the 360 Agreements);



     (xiii) the Lien in favour of the City of Vancouver granted in connection with the municipal access agreement dated as of October 22, 1997; and



     (xiv) Liens in respect of which the Lenders have given their specific written consent.



     "PERMITTED REFINANCING DEBT" means Debt incurred by a Credit Party at any time while no Default or Event of Default is continuing and used to refinance existing Permitted Debt referred to in clauses (i), (v) or (x) of the definition thereof, PROVIDED THAT:



     (i) the principal amount of such Permitted Refinancing Debt does not exceed the then outstanding principal amount of the Permitted Debt being refinanced together with the reasonable expenses associated with such refinancing;



     (ii) the weighted average life to the maturity of the Permitted Refinancing Debt, calculated in accordance with accepted financial practice, exceeds the weighted average life to maturity of the Permitted Debt being refinanced; and



     (iii) the terms, conditions and provisions creating or evidencing such Permitted Refinancing Debt are not more restrictive, in aggregate, than the terms, conditions and provisions applicable to the Permitted Debt being refinanced.



     "PERSON" is to be broadly interpreted and shall include an individual, a corporation, a partnership, a trust, an unincorporated organization, a joint venture, the government of a country or any political subdivision thereof, or an agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.



     "PLAN" means the Borrower's five city phase one business plan dated January 10, 2000 and relating to Vancouver (including Victoria), Edmonton, the greater Calgary area, Montreal, and the greater Toronto area, copies of which have been provided to the Lenders.



     "PREPAYMENT DEBT" means (i) unsecured Debt issued pursuant to a prospectus, offering memorandum, registration statement or other similar document and that is evidenced by a note, bond, debenture or other similar instrument and ranks subordinate to or pari passu with the High-Yield Debt, or (ii) Security Beneficiary Debt that is borrowed from a U.S. bank or other U.S. financial institution pursuant to a Credit Agreement (as defined in the Collateral Agency and Intercreditor Agreement) other than this Agreement, the Bank Credit Agreement or the Cisco Credit Agreement, each as in effect on the date hereof.



     "PRIME RATE" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank (or, if the Agent is a commercial bank with an office in New York City, by the Agent) as its reference rate in effect in New York City for determining U.S. Dollar denominated commercial loans made by such bank in the United States and commonly referred to by such bank as its "prime rate." Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.



     "PROPERTY" shall include any asset, property, revenue or undertaking, whether tangible or intangible, real or personal.

     "PURCHASE MONEY OBLIGATION" means any Debt (including without limitation a Capitalized Lease Obligation) incurred or assumed to finance all or any part of the acquisition price of any equipment or services acquired by any Credit Party after the date of this Agreement or to finance all or any part of the cost of any improvement to any equipment of any Credit Party, provided that such obligation is incurred or assumed prior to or within 60 days after the later of acquisition of such equipment or the completion of such improvement and the date of this Agreement and does not exceed the lesser of the acquisition price payable by such Credit Party for such equipment, services or improvement and the fair market value of such equipment, services or improvement; and includes any extension, renewal or refunding of any such obligation so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased except by accrued and unpaid interest and refinancing costs. For greater certainty, Purchase Money Obligations shall not include Debt incurred or assumed in a transaction of sale and leaseback of any property entered into more than 60 days after the later of the acquisition of such property and the date of this Agreement.



     "RADIOCOMMUNICATION ACT OF CANADA" means the Radiocommunication Act(Canada), R.S.C. 1985, c.R-2, as amended.



     "REGISTER" has the meaning set forth in Section 9.04.



     "RELATED PARTIES" means, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.



     "RELEASE" means an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.



     "REQUIRED LENDERS" means (i) at any time that Lucent and/or its Affiliates are Lenders and have Loans and Undrawn Amounts representing in excess of 50% of the sum of all Loans outstanding and Undrawn Amounts at such time, each of (a) Lucent and such Affiliates who are Lenders at such time and (b) other Lenders having Loans and Undrawn Amounts representing in excess of 50% of the sum of all Loans outstanding and held by, and Undrawn Amounts of, such other Lenders (exclusive of Lucent) at such time and (ii) at any other time, the Lenders having Loans and Undrawn Amounts representing in excess of 50% of the sum of all Loans outstanding and Undrawn Amounts at such time.



     "RESTRICTED PAYMENT" means, with respect to any person, any payment by such person (i) of any dividends on any shares of its capital other than dividends consisting of shares of its capital, (ii) on account of, or for the purpose of setting apart any property for a sinking fund or other analogous fund for the purchase, redemption, retirement or other acquisition of any shares of its capital or any warrants, options of rights to acquire any such shares or the making by such person of any other distribution in respect of any shares of its capital, or (iii) on account of the principal portion of any Debt excluding any Indebtedness.



     "REVENUES" means, for any period, the consolidated revenue of the Parent Guarantor for such period, calculated in accordance with GAAP.



     "SECURED HEDGING ARRANGEMENT" shall mean any arrangement between a Credit Party and a Security Beneficiary which is a rate swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of such transactions or arrangements) designed and entered into to protect or mitigate against risks in interest or currency exchange fluctuations and under which the obligations of such Credit Party are secured in favor of the Collateral Agent.



     "SECURITY" shall have the meaning specified in Article VI.

     "SECURITY BENEFICIARIES" shall mean all Secured Parties (as defined in the Collateral Agency and Intercreditor Agreement), in their capacities as Secured Parties under such agreement.



     "SECURITY BENEFICIARY DEBT" shall mean Debt (other than Debt owing in connection with Secured Hedging Arrangements) owing to Security Beneficiaries and secured by the Security.



     "SECURITY BENEFICIARY PERCENTAGE" shall mean, at any time the percentage that the Committed Credit hereunder is to the Committed Credit of all Security Beneficiaries.



     "SENIOR DEBT" means, at any time and determined on a consolidated basis, the aggregate amount of Debt of the Parent Guarantor secured by any Lien or Liens (including for greater certainty the Debt of the Borrower under this Agreement, the Bank Credit Agreement and the Cisco Credit Agreement) other than Debt arising under the Notes.



     "SENIOR DEBT LEVERAGE RATIO" means, at any time, the ratio of Senior Debt to EBITDA (determined with respect to the most recently completed two financial quarters of the Parent Guarantor on an annualized basis).



     "SENIOR DEBT RATIO" means, at any time, the ratio of Senior Debt to Total Capitalization.



     "SENIOR OFFICER" shall mean the president, chief executive officer, chief financial officer, chief operating officer or any senior vice-president, executive vice-president or vice-president.



     "SHAW ACQUISITION" means the purchase by the Parent Guarantor of certain of the assets and business of Shaw Fiberlink Ltd. in accordance with and pursuant to the asset purchase and subscription agreement dated as of December 22, 1999 among Shaw Communications Inc., Shaw Fiberlink Ltd., the Borrower and the Parent Guarantor.



     "STAGE II DATE" means the earlier of



     (i) the first day of the financial quarter following the first two consecutive financial quarters of the Parent Guarantor in which EBITDA (determined with respect to each such financial quarter) has been positive; and



     (ii)  October 1, 2002.



     "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.



     "SUBSIDIARY" of any person means any other person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners' equity or capital or entitlement to profits, are owned beneficially or controlled, directly or indirectly, by any one or more of such first person and the Subsidiaries of such first person, and shall include any other person in like relationship to a Subsidiary of such first person.



     "SUPPLY AGREEMENT" means that certain supply contract between the Parent Guarantor and Lucent Canada made on August 14, 1998, as assigned by the Parent Guarantor to the Borrower and as amended and restated on February 3, 2000.

     "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.



     "TELECOMMUNICATIONS BUSINESS" means the business of:



     (i) transmitting, or providing products or services relating to the transmission or storage of, voice, data or Internet applications through owned or leased transmission facilities, including wireless facilities;



     (ii) creating, developing, marketing or providing communications-related network equipment, software or other devices or products for use in a Telecommunications Business; or



     (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in paragraphs (i) or
(ii) of this definition.



     "TELECOMMUNICATIONS EQUIPMENT" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.



     "TOTAL CAPITALIZATION" means, at any time, the aggregate of (i) Total Debt plus (ii) Funded Equity.



     "TOTAL DEBT" means, at any time and determined on a consolidated basis, the aggregate amount of Debt of the Parent Guarantor.



     "TOTAL DEBT LEVERAGE RATIO" means, at any time and determined on a consolidated basis, the ratio of Total Debt to EBITDA (determined with respect to the most recently-completed two financial quarters of the Parent Guarantor on an annualized basis).



     "TOTAL DEBT RATIO" means, at any time, the ratio of Total Debt to Total Capitalization.



     "TRANCHE A" has the meaning given such term in Subsection 2.01(i).



     "TRANCHE B" has the meaning given such term in Subsection 2.01(ii).



     "TRANSACTIONS" means the execution, delivery and performance by each Credit Party of each of the Credit Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.



     "UNDRAWN AMOUNT" has the meaning given such term in Section 2.11.



     "UNSECURED HEDGING ARRANGEMENT" shall mean any arrangement between the Parent Guarantor and a counterparty which is a rate swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed and entered into to protect or mitigate against risks in interest or currency exchange fluctuations and under which the obligations of the Parent Guarantor are unsecured.



     "U.S. DOLLARS" "$" or "US$" refers to lawful money of the United States of America.



     "US GAAP" means generally accepted accounting principles in the United States of America in effect and consistently applied.



     "WHOLLY-OWNED SUBSIDIARY" means any Subsidiary of the Borrower or Parent Guarantor of which all the issued and outstanding shares and voting interests are owned beneficially and of record by the Borrower or Parent Guarantor as the case may be.



     "WORKING CAPITAL" means, at any time (i) the current assets of the Parent Guarantor as of such date (excluding cash and Permitted Investments) minus (ii) the current liabilities of the Parent Guarantor (excluding current liabilities in respect of Debt), all determined on a consolidated basis in accordance with GAAP.

     SECTION 1.02 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, licenses and intellectual property.



                                   ARTICLE II



                               The Loan Facility



     SECTION 2.01  COMMITMENT.



     (a) Subject to the terms and conditions set forth herein, each Lender agrees to make the Loans to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount not to exceed US$315,000,000 divided into two Tranches as follows:



             (i) a tranche ("TRANCHE A") in an aggregate principal amount not to exceed US$161,000,000;



             (ii) a tranche ("TRANCHE B") in an aggregate principal amount not to exceed US$154,000,000; PROVIDED that Tranche B shall not become available until all of Tranche A has been drawn and the earlier of the first anniversary of the date hereof or the successful syndication (a syndication at par and without recourse to Lucent) of Tranche A by Lucent.



     (b) Amounts repaid in respect of Loans may not be reborrowed except that the amount of a Loan, the proceeds of which are used to pay all outstanding Obligations (as that term is defined in the 1999 Credit Agreement) under the 1999 Credit Agreement, may be reborrowed if such Loan was repaid on or prior to March 31, 2000 and no Default is continuing. Notwithstanding any other provisions herein or in any other Credit Document, (i) no Lender shall be required to make any Loan at any time in an amount exceeding such Lender's Commitment at such time and (ii) no Lender shall be required to make any Loan that would result in the aggregate principal amount of all outstanding Loans of all Lenders exceeding US$315,000,000.



     (c) At the request of the Agent and with the consent of the Borrower, up to US$140,000,000 of the Loans may be converted to a separate tranche of Loans, which shall have a revised and extended amortization period with smaller periodic principal payments and a larger principal payment on maturity and such other terms with respect thereto as shall be reasonably acceptable to the Borrower.



     SECTION 2.02  LOANS.



     (a) Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.



     (b) Subject to Section 2.12, each Loan shall be an ABR Loan or a Eurodollar Loan as the Borrower may request in accordance herewith. Each Lender at its option may hold any Eurodollar

Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.



     (c) Each Loan shall be made in connection with a purchase pursuant to the Supply Agreement and any Loan made at any time Lucent is not the only Lender hereunder shall be in an aggregate amount of no less than US$500,000.



     (d)  Eurodollar Loans and ABR Loans may be outstanding at the same time.



     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loan as a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Maturity Date.



     (f) Proceeds of each Loan shall be disbursed directly to Lucent Canada or its designee for (i) products and services purchased by the Parent Guarantor or the Borrower pursuant to the Supply Agreement, (ii) the amount of any non-refundable or non-creditable provincial sales tax included on any Lucent Canada invoice for products and services referenced in the preceding clause, (proceeds will not be used for goods and services tax, harmonized sales tax or other refundable or similarly creditable sales tax) and (iii) during the Availability Period, interest payments due hereunder.



     SECTION 2.03 REQUESTS FOR LOANS. To request a Loan, the Borrower shall notify the Agent of such request by telephone (a) at any time that Lucent is a Lender, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Loan; or (b) at any time that Lucent is not a Lender
(i) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Loan or (ii) in the case of an ABR Loan, not later than 2:00 p.m., New York City time, on the Business Day before the date of the proposed Loan; PROVIDED that the Borrower may make no more than two requests for Loans in any single calendar month. Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Loan Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.02:



             (i)  the aggregate amount of such Loan;



             (ii)  the date of such Loan, which shall be a Business Day;



             (iii) whether such Loan is to be an ABR Loan or a Eurodollar Loan; and



             (iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period".



     If the Borrower does not specify whether the Loan is to be a Eurodollar Loan or an ABR Loan, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Loan Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Loan.



     SECTION 2.04  FUNDING OF LOANS.



     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower for purchases pursuant to the Supply Agreement by promptly crediting the amounts so received, in like funds, to an account of Lucent Canada as specified by Lucent or its designee (pursuant to Section 2.02 above). Notwithstanding the foregoing, if the proceeds of any Loan are to be used to make any payment to or for the account of Lucent or any Affiliate thereof (i) if Lucent or any Affiliate thereof is a Lender, then Lucent or such

Affiliate may make its Loan or Loans by crediting the amount thereof against the payment obligations to Lucent or any such Affiliate and shall be deemed to have made a Loan in the amount of such credit and (ii) the Agent will make the Loans of the other Lenders available to the Borrower by promptly crediting the amounts so received from such other Lenders, in immediately available funds, to an account designated by Lucent, to the extent of the proceeds of such Loans designated to be used to make payments to Lucent or any of its Affiliates (after giving effect to any credits pursuant to clause (i) above) and the balance, if any, of such proceeds shall be made available to the Borrower as provided in the preceding sentence.



     (b) No Lender shall be responsible for any default by any other Lender in its obligation to make a Loan available to the Borrower nor shall the Commitment of any Lender be increased as a result of any such default, except as provided in this Subsection 2.04(b). If any Lender shall fail to make available any Loan when required under its Commitment, the Agent shall promptly notify the other Lenders of such failure, and any Lender which has a Loan Commitment upon notice to the Borrower, the Agent and the other Lenders which have Commitments may make available to the Borrower, no later than the earlier of (a) the Availability Termination Date and (b) two Business Days after the applicable Borrowing Date, the amount (or if more than one Lender so elects, its pro rata share of the amount as nearly as practicable in the opinion of the Agent) of the failed Loan. The maturity date of the Interest Period applicable to such Eurodollar Loans shall be identical to the maturity date of the Interest Period for any Eurodollar Loan that would have been included in the failed Loan and that were included in the Loan made available by the non-defaulting Lenders on the applicable Borrowing Date. The Lenders, the Borrower and the Agent shall thereupon enter into documentation, in form and substance satisfactory to the Agent, as may be appropriate to evidence the adjustment of the Commitments necessitated by the additional Loan made by any Lender. Nothing in this Subsection 2.04(b) shall be deemed to relieve any Lender of its obligation to make available any Loan when required hereunder, or to prejudice any rights which the Borrower, the Agent or any other Lender may have against a defaulting Lender.



     SECTION 2.05  INTEREST ELECTIONS.



     (a) Each Loan initially shall be of the type specified in the applicable Loan Request, either an ABR Loan or a Eurodollar Loan, and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Loan Request. Thereafter, the Borrower may elect to convert such Loan to a different type or to continue such Loan and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section.



     (b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Loan Request would be required under Section 2.03. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.



     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:



             (i)  the Loan to which such Interest Election Request applies;



             (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;



             (iii) whether the converted Loan is to be an ABR Loan or a Eurodollar Loan; and



             (iv) if the converted Loan is a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

     If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.



     (d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Loan.



     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then, so long as an Event of Default is continuing
(i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.



     SECTION 2.06  [INTENTIONALLY DELETED]



     SECTION 2.07  TERMINATION, REDUCTION AND INCREASE OF COMMITMENTS.



     (a) Unless previously terminated, the Commitments shall terminate on February 1, 2003.



     (b) The Commitment of each Lender shall be reduced on the date of each Loan made by such Lender by an amount equal to such Loan.



     (c) In the event that a prepayment or offer of prepayment is or would be required pursuant to Subsection (b), (c), (d), (e) or (f) of Section 2.10, the Commitments then in effect shall be reduced ratably by an aggregate amount equal to the excess, if any, of (i) the amount of the required prepayment (or, in the case of a required offer of prepayment, the amount of the required offer) determined as if the aggregate principal amount of the Loans outstanding exceeds the amount of the required prepayment or offer of prepayment, less (ii) the aggregate principal amount of Loans actually prepaid (or, in the case of a required offer of prepayment, the amount of the required offer or, in the case of Subsection 2.10(f), the amount of the required future prepayment).



     (d) the Borrower may at any time terminate, or from time to time reduce, the Commitments; PROVIDED that, at any time Lucent is not the only Lender hereunder, each reduction of the Commitments pursuant to this paragraph (d) shall be in an amount that is not less than US$1,000,000.



     (e) the Borrower shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments pursuant to paragraph (c) or (d) of this Section shall be made ratably among the Lenders in accordance with their respective Commitments.



     (f) The aggregate amount of the Commitments will not exceed the amount of the Facility. The Facility may be increased only upon agreement among the parties hereto as evidenced by a valid and enforceable amendment to this Agreement.



     SECTION 2.08  REPAYMENT OF LOANS; EVIDENCE OF DEBT.



     (a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Sections 2.09 and 2.10.



     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such

Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.



     (c) Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether the Loan is a Eurodollar Loan or an ABR Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.



     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.



     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).



     SECTION 2.09  AMORTIZATION OF LOANS.



     (a) The principal of each Loan outstanding on the Availability Termination Date shall be paid quarterly beginning on the last Business Day of the calendar quarter immediately following the Availability Termination Date as follows: (i) twenty (20) consecutive payments equal to 1.25% of the aggregate principal of the Loan, and (ii) thereafter, two (2) consecutive payments equal to 37.5% of the aggregate principal amount of each Loan; PROVIDED that the twentieth (20th) quarterly payment shall be paid on the second Business Day following the last day of such quarter.



     (b) To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.



     (c) Any prepayment of a Loan shall be applied to reduce the subsequent scheduled repayments of the Loans to be made pursuant to this Section in inverse order of maturity.



     SECTION 2.10  PREPAYMENT OF LOANS.



     (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to the requirements of this Section; provided that, in the case of a Eurodollar Loan, such prepayment may only be made on the last day of the applicable Interest Period.



     (b) An Asset Disposition Trigger Event shall constitute an event of failure under this Agreement and within 5 Business Days following any Asset Disposition Trigger Event the Borrower shall make an offer to the Agent to prepay an aggregate principal amount of Loans equal to the Security Beneficiary Percentage of the Net Proceeds resulting from such Asset Disposition Trigger Event, and any such amount shall be applied in the manner specified in Subsection 2.10(e). For the avoidance of doubt, any failure of the Borrower to make such an offer to prepay or to effect such prepayment shall constitute an Event of Default under this Agreement.



     (c) If a Credit Party incurs after the date hereof any Prepayment Debt, the Debt Prepayment Amount shall be paid to the Agent within 5 Business Days following the incurrence of such Prepayment Debt.



     (d) An amount equal to the Security Beneficiary Percentage of 25% of the Excess Cash Flow for each financial year of the Borrower shall be paid to the Agent not later than 30 days after the delivery of the audited financial statements required pursuant to Subsection 5.01(a)(i) at the end of such financial year.

     (e) Subject to Subsection 2.10(f) below, all amounts received by the Agent pursuant to Subsection 2.10(c) or (d) and all prepayments made under Subsection 2.10(a), shall be applied in repayment on a pro rata basis to the outstanding Loans; and all prepayments made pursuant to Subsection 2.10(b) or (g) shall be applied in repayment on a pro rata basis to the outstanding Loans that accept the related offer to prepay. For greater certainty, all prepayments made pursuant to this Subsection shall be applied to reduce subsequent scheduled repayments of the Loans to be made pursuant to Section 2.09 in inverse order of maturity.



     (f) If an Event of Default shall not have occurred and be continuing, and if any repayment otherwise required at any time by Subsections 2.10(c) or (d) would result in the mandatory repayment of an amount on account of any Loan on or prior to the fifth anniversary of the date such Loan was advanced hereunder of an aggregate amount of such Loan exceeding 25% of the principal amount thereof advanced hereunder after taking into account all mandatory (but not voluntary) repayments on account of such Loan made prior to such time, then notwithstanding Subsection 2.10(e), the Agent shall refund to the Borrower from such repayment an amount equal to such excess which would otherwise have been applied in repayment of such Loan, such excess shall be deemed not to have been a repayment by the Borrower, and an amount equal to such excess shall be repaid on account of such Loan on the day after the fifth anniversary of the advance of such Loan hereunder.



     (g) In the event and on each occasion that any Credit Party (other than the Borrower) OPTIONALLY repays, or offers OPTIONALLY to repay, any Debt FOR BORROWED MONEY of a Credit Party (other than the Borrower) then such repayment shall constitute an event of failure under this Agreement and the Borrower shall, within three Business Days after the date of such repayment, offer to prepay Loans in an aggregate amount equal to the product of (x) the sum of the aggregate principal amount of the Loans outstanding at the time, multiplied by
(y) a fraction, the numerator of which is the aggregate principal amount of such repayment, and the denominator of which is the aggregate principal amount of Debt of the Credit Parties (other than the Borrower) outstanding as of such date, determined on a consolidated basis in accordance with GAAP, immediately prior to such repayment (excluding Debt in respect of the Loans); PROVIDED that an offer of prepayment of Loans shall not be required pursuant to this paragraph in respect of (i) repayments of Loans, (ii) any repayment of Debt to the extent such repayment is refinanced by incurring other Debt that (A) has a scheduled maturity date that is on or after the scheduled maturity date of the Debt being refinanced, (B) has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Debt being refinanced, determined immediately prior to giving effect to such repayment, (C) does not include any provisions that may require mandatory repayment thereof prior to scheduled maturity, other than scheduled repayments taken into consideration in determining compliance with clause (B) above and other provisions included in the Debt being refinanced, (D) is subordinated in right of payment at least to the same extent as the Debt being refinanced, if applicable, and (E) is not secured or guaranteed, other than by Liens on assets securing or by guarantors of the Debt being refinanced and (iii) any repayment of Debt at the scheduled final maturity thereof or in accordance with regularly scheduled amortization requirements prior to maturity.



     (h) the Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment or offer of prepayment hereunder not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment (which, in the case of an offer of prepayment, shall be not less than five nor more than ten Business Days following such notices), the principal amount of each Loan or portion thereof to be prepaid or to which such offer of prepayment applies and, in the case of a prepayment or an offer of prepayment pursuant to Subsection 2.10(b), (c) or (d), a reasonably detailed calculation of the amount of such prepayment or offer of prepayment. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each Lender holding a Loan subject to an offer of prepayment pursuant to Subsection 2.10(b) or (g) shall, by notice to the Borrower and the Agent given not later than 2:00 p.m., New York City time, one Business Day prior to the applicable prepayment date, accept or reject such offer; provided that any Lender who fails to accept or reject such offer in accordance with the foregoing shall be deemed to have rejected such offer. Prepayments of Loans shall be accompanied by the payment of accrued interest on the amount prepaid.



     SECTION 2.11  FEES.



     (a) the Borrower agrees to pay to the Agent for the account of each Lender a Commitment Fee, which shall accrue on the average daily undrawn amount (the "UNDRAWN AMOUNT") of each Commitment of such Lender during the Availability Period, expressed as a percentage of the aggregate Commitments, at a rate equal to: (i) 0.75%, if the Undrawn Amount is less than 33%, (ii) 1.125%, if the Undrawn Amount is between 33% and 67%, and (iii) 1.50%, if the Undrawn Amount is greater than 67%. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Condition Date. All Commitment Fees shall be computed on the basis of a 360 day year and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable under this Section (a) shall be paid on the dates due, in immediately available funds, to the Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.



     (b) the Borrower agrees to pay to the Agent or its designee all the Agent Fees.



     (c) the Borrower agrees to pay to the Collateral Agent or its designee all Collateral Agent Fees.



     SECTION 2.12  INTEREST.



     (a) The Loans comprising each ABR Loan shall bear interest at the Alternate Base Rate plus the applicable margin set forth in Subsection 2.12(b) below; (ii) the Loans comprising each Eurodollar Loan shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the applicable margin as set forth in Subsection 2.12(b) below. With respect to Eurodollar Loans, the Borrower shall be entitled to select either a 1, 2, 3 or 6 -- month LIBOR period.



     (b) The applicable margins for ABR Loans and Eurodollar Loans are a percentage per annum based on the Total Debt Leverage Ratio as follows:



                                 APPLICABLE MARGIN    APPLICABLE MARGIN
           LEVERAGE                FOR ABR LOAN      FOR EURODOLLAR LOAN
           --------              -----------------   -------------------
     through June 30, 2000             3.50%                4.50%
             > 12x                     3.50%                4.50%
     = or < 12x but > 10x              3.15%                4.15%
      = or < 10x but > 8x              2.85%                3.85%
          <8x but >6x                  2.50%                3.50%
              <6x                      2.00%                3.00%



     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the highest margin otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (without regard to the actual Leverage for such period), or (ii) in the case of any other amount, 2% plus the rate then applicable to ABR Loans as provided in paragraph (a) of this Section.



     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at the maturity thereof; provided that
(i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.



     (e) All interest and fees hereunder shall be computed at an annual rate of interest expressed on the basis of a year of 360 days, and Commitment Fees and other fees and shall be calculated and payable based on the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.



     (f) For purposes of the Interest Act (Canada), (i) whenever interest is to be computed or expressed on the basis of a year of 360 days hereunder, the annual rate of interest to which each such interest rate (and any "applicable margin" applicable thereto)) is equal is such interest rate multiplied by a fraction, the numerator of which is the total number of days in the year and the denominator of which is 360; (ii) the principal of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.



     SECTION 2.13 ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Loan:



     (a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or



     (b) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Loan for such Interest Period;



     then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Loan Request requests a Eurodollar Loan, such Loan shall be made as an ABR Loan.



     SECTION 2.14  INCREASED COSTS.



     (a)  If any Change in Law shall:



             (i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loans made by such Lender, or change the basis of taxation of payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender imposed by its jurisdiction of incorporation or any political subdivision thereof);



             (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or



             (iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;



and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will promptly pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender, after taking into account all applicable Taxes and Excluded Taxes, for such additional costs incurred or reduction suffered.

     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.



     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.



     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; PROVIDED that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; PROVIDED FURTHER that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.



     SECTION 2.15  BREAK FUNDING PAYMENTS; PREPAYMENT FEES.



     (a) In the event of (i) the payment of any principal of any Eurodollar Loan or of any ABR Loan other than in the amounts and on the dates scheduled to be paid in accordance with Section 2.09 (including as a result of an Event of Default), (ii) the conversion of any Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including costs associated with the termination of any Hedging Agreement entered into by a Lender in connection with its Loans).



     (b) In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market (determined as if such Lender were a commercial bank if it is not a commercial bank).



     (c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to paragraph (a) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.



     SECTION 2.16  TAXES.



     (a) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any

Indemnified Taxes; provided that if the Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Credit Party shall make such deductions and (iii) the Borrower or such other Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.



     (b) In addition, the Credit Parties shall pay any Other Taxes not required to be deducted or withheld as set forth in paragraph (a) above to the relevant Governmental Authority in accordance with applicable law.



     (c) Each Credit Party shall indemnify the Agent, the Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such agent or any Lender on or with respect to any payment by or on account of any obligation of a Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender, or by the Agent or the Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.



     (d) As soon as practicable after any payment of Indemnified Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.



     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Credit Party (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Credit Party as will permit such payments to be made without withholding or at a reduced rate.



     (f) If the Borrower shall be obliged to make any payment to any Lender pursuant to Subsection 2.16(a) and such Lender shall receive any tax benefit which it would not have received if there had been no such payment, such Lender agrees to pay to the Borrower the amount of such tax benefit after the same has been obtained; provided, however, that this shall place such Lender in no worse position than it would have been if the Borrower had not been required to make such payment. Each Lender shall have complete discretion as to whether or not it will seek any tax benefit and as to the allocation of its income, and no Lender shall be obliged to disclose any information to the Borrower regarding its income or taxes.



     SECTION 2.17 PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SETOFFS.



     (a) The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15, or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to an account or accounts designated by the Agent at a bank in New York, New York, except that payments pursuant to Sections 2.11, 2.14, 2.15, 2.16 and 9.03 shall be made directly to the persons entitled thereto and payments pursuant to other Credit Documents shall be made to the persons specified therein. The Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in U.S. Dollars.



     (b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.



     (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lenders receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its subsidiaries or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.



     (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate or a rate determined by the Agent in accordance with banking industry rules on interbank compensation.



     (e) Without limiting the generality of paragraph (a) above, the Borrower's obligations to make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or otherwise) shall be absolute and unconditional and shall not be subject to any delay, reduction, setoff, defense or recoupment for any reason, including any failure of the Network or any part thereof, or any dispute with, breach of representation or warranty by or claim against any supplier, manufacturer, installer, vendor or distributor, including Lucent Canada. The provisions of this paragraph shall not be construed to constitute a waiver by the Borrower of any rights that the Borrower may have under the Supply Agreement or (except for rights that the Borrower may have been able to assert hereunder if not for the preceding sentence) any other rights at law or in equity with respect to any item purchased from Lucent Canada by the Borrower or its Affiliates.

     SECTION 2.18  MITIGATION OBLIGATIONS; REPLACEMENT OF THE LENDERS.



     (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided that if such costs and expenses would exceed the increased costs or additional amounts to be eliminated or avoided by such designation or assignment, then such Lender shall not be required to make such designation or assignment and the Borrower shall not be required to pay such costs and expenses.



     (b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.



                                  ARTICLE III



                         Representations and Warranties



     SECTION 3.01 REPRESENTATIONS AND WARRANTIES. To induce the Lenders to establish and maintain the Commitments and to make Loans available to the Borrower, each of the Guarantors and the Borrower represents and warrants to the Agent and to each Lender that:



     (a) CORPORATE STATUS AND POWER. Each of the Credit Parties is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to own its property, to carry on the business carried on by it, to enter into and perform its obligations under the Credit Documents to which it is or will be a party, and in the case of the Borrower, to obtain Loans hereunder.



     (b) QUALIFICATION AND COMPLIANCE WITH LAW. Each of the Credit Parties is duly qualified in all jurisdictions where the nature of the property owned by it or the business carried on by it makes such qualification necessary, and has full legal right under the laws of all such jurisdictions to own its property and to carry on the business carried on by it and each of the Credit Parties is in compliance with all Applicable Law except to the extent that the failure to comply therewith would not, in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.



     (c) AUTHORIZATION; CONSENTS; ENFORCEABLE OBLIGATIONS. Each of the Credit Parties has taken all corporate action necessary to be taken by it to authorize the execution and delivery of and the performance of its obligations under the Credit Documents to which it is or will be a party, and in the case of the Borrower the obtaining of Loans hereunder. Except as has been obtained and is in full force and effect, no consent, waiver or authorization of, or filing with or notice to, any person (including any creditors or shareholders of any of the Credit Parties) is required to be obtained in connection with the execution and delivery of and the performance by any of the Credit Parties of its obligations under the Credit Documents to which it is or will be a party, or in the case of the Borrower the obtaining of Loans hereunder. Each of the Credit Documents has been duly executed and delivered by each of the Credit Parties that is a party thereto, and constitutes a legal, valid and binding obligation of each such Credit Party enforceable against such Credit Party in accordance with its terms subject to (i) applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally, (ii) the fact that equitable remedies such as injunctions and specific performance may only be granted in the discretion of the courts before which they are sought and (iii) the fact that the holding and disposition of shares of the Borrower by the Lenders or their agents, including the Collateral Agent, pursuant to the Security, may be subject to restrictions under the Telecommunications Act (Canada) and/or the Radiocommunication Act of Canada and the regulations pursuant thereto.



     (d) NO CONFLICTS. Subject to clause (c)(iii) above, the execution and delivery by each of the Credit Parties of the Credit Documents to which it is or will be a party and the performance of its obligations thereunder, and in the case of the Borrower the obtaining of Loans hereunder, will not conflict with or result in a breach of any Applicable Law, and will not conflict with, or result in a breach of, or constitute a default under, or permit the termination of, or cause any material right of any of the Credit Parties to be adversely affected under, any of the provisions of the articles of incorporation, other constating documents or by-laws of such Credit Party or any agreement, License, instrument, judgement, injunction or other Contractual Obligation to which such Credit Party is a party or by which it is bound, or result in the creation or imposition of any Lien (other than the Security) upon any property of any Credit Party. None of the Credit Parties is in default in the performance or observance of any provision of any agreement or instrument evidencing any Debt of any Credit Party or pursuant to which any such Debt has been created, which default entitles the holder or holders of such Debt (or a trustee therefor), with or without the giving of notice of such default or the lapse of time, to declare or otherwise cause any such Debt to be due and payable except to the extent that such acceleration would not, in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.



     (e) BURDENSOME PROVISIONS. None of the Credit Parties is a party or subject to any agreement, instrument or restriction which has had, or which may reasonably be expected to have, a Material Adverse Effect. There is no provision in any agreement or instrument to which any of the Credit Parties is a party or is subject which has had, or which may reasonably be expected to have, a Material Adverse Effect.



     (f) LITIGATION, ETC. Except as disclosed in writing by the Borrower to the Agent prior to the initial Borrowing Date with specific reference to this paragraph (f), or with respect to events occurring subsequent to the date of this Agreement, as the Borrower has otherwise disclosed in writing from time to time to the Agent with specific reference to this paragraph (f), there is no action, suit or proceeding (whether or not purportedly on behalf of any of the Credit Parties) pending or, to the knowledge of the Borrower, threatened, against or affecting any of the Credit Parties before any court or before or by any governmental department, commission or agency, in Canada or elsewhere, or before any arbitrator or board, and none of the Credit Parties is in default with respect to any order or award of any arbitrator or government department, commission or agency, except to the extent that such actions, suits, proceedings or default would not if adversely determined, in the aggregate have, or reasonably be expected to have, a Material Adverse Effect.



     (g) FINANCIAL STATEMENTS. The Parent Guarantor has delivered to the Lenders a true and complete copy of its most recent financial statements as at September 30, 1999 for the financial year then ended, and such financial statements present fairly the consolidated financial position of the Parent Guarantor, in accordance with GAAP, as of the date thereof and for the financial period then ended. All financial statements of the Parent Guarantor delivered to the Agent after the date of this

Agreement pursuant to Subsection 5.01(a)(i) will present fairly the consolidated financial position of the Parent Guarantor in accordance with GAAP as of the dates thereof and for the financial periods then ended.



     (h) CHANGES. Since the date of the most recent audited consolidated financial statements of the Parent Guarantor delivered to the Agent, there has occurred no event which (individually or with any other events) has had, or which may reasonably be expected to have, a Material Adverse Effect.



     (i) TAX STATUS. Except as the Borrower has previously disclosed in writing to the Agent with specific reference to this paragraph (i), each of the Credit Parties has filed all tax returns which are required to be filed by it, and has paid when required by Applicable Law all Taxes (if any) which have become due as shown on such returns or on any assessment received by it and there is no material outstanding matter of dispute or difference between any of the Credit Parties and any federal, provincial, state, territorial or municipal taxing authority, agency or department that is not being contested by such Credit Party. Each of the Parent Guarantor and the Borrower is a corporation resident in Canada within the meaning of the Income Tax Act (Canada).



     (j) CORPORATE STRUCTURE. Each of the Borrower and GT(US) is a Wholly-Owned Subsidiary of the Parent Guarantor, and together are the only Subsidiaries of the Parent Guarantor. Neither the Borrower nor GT(US) has any Subsidiaries.



     (k)  DEFAULT.  No Default or Event of Default is continuing.



     (l) TITLE TO PROPERTY. Each of the Credit Parties is the legal and beneficial owner of its property with good and marketable title to its property, subject only to Permitted Liens, with the leases and licenses for any leased or licensed property to which such Credit Party is a lessee or licensee being in good standing and in full force and effect.



     (m) USE OF REAL PROPERTY. All real property owned or leased by a Credit Party is identified in Schedule 3.01(m). All such real property may be used by the Credit Parties pursuant to Applicable Law for the present use and operation of the material elements of the business conducted, or intended to be conducted, on such real property except where any such non compliance with any Applicable Law would not individually or in the aggregate have, or be reasonably likely to have, a Material Adverse Effect.



     (n) LICENSES. Each of the Credit Parties holds in good standing all Licenses which it requires, or is required by Applicable Law, to hold, own, lease, license or use the property included in the business carried on by it and to carry on such business, except for such Licenses the absence of which has not had, and which would not reasonably be expected to have, a Material Adverse Effect.



     (o) FINANCIAL YEAR END. The financial year end of each of the Credit Parties is September 30th.



     (p) PENSION PLANS. All pension plans (if any) established by either of the Guarantors or Borrower or any of their respective Subsidiaries for any of their employees are duly registered where required by, and in good standing under, Applicable Law, and all required contributions under such plans have been made and the respective pension funds are funded in accordance with the rules of the applicable pension plans and Applicable Law and no past service or experience deficiency funding liabilities exist thereunder.



     (q) ENVIRONMENTAL MATTERS. Except as the Borrower has previously disclosed in writing to the Agent with specific reference to this paragraph (q), to the best knowledge of the Borrower and each Guarantor, (i) the business carried on and the property owned or used at any time by any of the Credit Parties and their respective predecessors (including the lands owned or occupied by any of them and the waters on or under such lands) have at all times been carried on, owned or used in compliance with all Environmental Laws; (ii) none of the Credit Parties is subject to any proceedings alleging the violation of any Environmental Law, and no part of its business or property is the subject of any proceeding to evaluate whether remedial action is needed as a result of the Release from or presence of any Hazardous Substance on any lands owned or occupied by it; (iii) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the Release from or presence of any Hazardous Substance on any lands used in or related to the business or property of any of the Credit Parties or on any lands on which any of the Credit Parties has disposed or arranged for the disposal of any materials arising from the business carried on by it, or regarding the violation of any Environmental Law by any of the Credit Parties or by any other person for which it is responsible; (iv) all Hazardous Substances disposed of, treated or stored on lands owned or occupied by any of the Credit Parties have been disposed of, treated and stored in compliance with all Environmental Laws; (v) there are no proceedings and there are no circumstances or material facts which could give rise to any proceeding in which it is or could be alleged that any of the Credit Parties are responsible for any domestic or foreign clean up or remediation of lands contaminated by Hazardous Substances or for any other remedial or corrective action under any Environmental Laws; (vi) each of the Credit Parties has maintained all environmental and operating documents and records relating to its business and property in the manner and for the time periods required by any Environmental Laws and has never had conducted an environmental audit of its business or property; and (vii) the Borrower is not aware of any pending or proposed changes to any Environmental Laws which would render illegal or materially adversely affect its business or property.



     (r) SECURITIES PLEDGES AND OTHER SECURITY. Security certificates with blank powers of attorney representing all of the issued and outstanding shares in the authorized capital of each of the Credit Parties (other than the Parent Guarantor), and security certificates with blank powers of attorney representing all of the issued and outstanding shares in the authorized capital of each of the Subsidiaries of the Credit Parties, have been delivered and pledged to the Collateral Agent pursuant to the Security and the Liens created under the Security constitute a first priority perfected Lien (subject only to Permitted Liens) in all of the property of the Credit Parties.



     (s) YEAR 2000 COMPLIANCE. Any reprogramming required to permit the proper functioning, in and following the year 2000, of any Credit Party's computer systems and equipment containing embedded microchips (including systems and equipment supplied by others or with which any Credit Party's systems interface) has been completed except to the extent that the failure to do so would not, or would not reasonably be expected to, have a Material Adverse Effect.



     (t) MATERIAL CONTRACTS. All Material Contracts are in full force and effect, and no party thereto is in breach of its respective obligations thereunder except to the extent that all such breaches in the aggregate do not, and could not be reasonably expected to, result in a Material Adverse Effect.



     (u) INTELLECTUAL PROPERTY. Each of the Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.



     (v) INSURANCE. Each Credit Party has provided the Agent with a copy of each insurance policy maintained by or on behalf of such Credit Party and its Subsidiaries as of the date of this Agreement. All premiums in respect of such insurance have been paid or are not yet due.



     (w) LABOR MATTERS. No Credit Party is a party to a collective bargaining or any other agreement with a union. There are no strikes, lockouts or slowdowns against any Credit Party pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of the Credit Parties have not been in violation of any applicable Federal, provincial, state, local or foreign law dealing with such matters. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance, workers' compensation and other benefits, have been paid or accrued as a liability on the books of the applicable Credit Party.

     (x) SUPPLY AGREEMENT. The Credit Parties (i) are in compliance with the terms and conditions of the Supply Agreement and (ii) have not terminated, nor taken any action which could result in the termination of, the Supply Agreement. The Supply Agreement has been duly authorized, executed and delivered by the parties thereto, is a valid and binding agreement as to such parties and constitutes the entire agreement between such parties with respect to purchases of equipment and services referenced therein by the Credit Parties.



     (y) DISCLOSURE. Each Credit Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No representation or warranty made by any Credit Party in any Credit Document or in the Supply Agreement or in any other document furnished to the Agent or any Lender from time to time in connection herewith or therewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All projections and pro forma information delivered hereunder to the Agent or any Lender from time to time by any of the Credit Parties were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery. There is no fact known to the Borrower or any Guarantor on the date of this Agreement which has had, or which has a reasonable possibility of having, a Material Adverse Effect.



     SECTION 3.02 SURVIVAL. All representations and warranties contained in this Agreement and the other Credit Documents shall survive the execution and delivery of this Agreement and the other Credit Documents and the obtaining of Loans from time to time. The Borrower and each of the Guarantors shall be deemed to make each of the representations and warranties contained in Section 3.01 or in each of the other Credit Documents as at the time of the delivery of each Loan Request and as at the time each Loan is made unless, before any such representation and warranty is deemed to be made, the Borrower delivers to the Agent a written notice that such representation or warranty cannot be made and disclosing the reasons therefor, and the Agent consents thereto.



                                   ARTICLE IV


                                   Conditions



     SECTION 4.01 CONDITIONS PRECEDENT TO FIRST LOAN. No Lender shall be obligated to make the first Loan after the date of this Amended and Restated Credit Agreement, unless each of the following conditions is satisfied (or waived in accordance with Section 9.02) and/or are true:



     (a)  The Agent shall have received the relevant Loan Request.



     (b) The Agent (or its counsel) shall have received from each party hereto a counterpart of the Credit Documents signed on behalf of the parties thereto.



     (c) The following documents in form, substance and execution acceptable to the Lenders shall have been delivered to the Agent:



             (i) a certified copy of the constating documents and by-laws of each Credit Party, and of all corporate proceedings taken and required to be taken by each Credit Party to authorize the execution and delivery of the Credit Documents to which it is a party and the performance of the transactions by it contemplated in such Credit Documents;



             (ii) a certificate of incumbency for each Credit Party setting forth specimen signatures of the persons authorized to execute the Credit Documents to which it is a party;



             (iii) a certificate of status or certificate of good standing, as the case may be, for each Credit Party;

             (iv) the opinion of counsel (including New York counsel, Canadian and local counsel) for each of the Credit Parties, such opinion to be in form, scope and substance satisfactory to the Agent and to address, among other things, withholding tax issues;



             (v) such other documents relative to the Credit Documents and the transactions contemplated in the Credit Documents as the Agent and the Lenders may reasonably require.



     (d) The Collateral Agent shall have received the Security, which shall have been duly registered and filed and have the priority as required by the Security, together with all necessary third party consents relative to the issuance of the Security.



     (e) Each financing statement and other document required by law, or reasonably requested by the Collateral Agent, to be filed, registered or recorded in order to create or perfect the Liens on the Collateral intended to be created pursuant to the Security shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and its counsel.



     (f) The Parent Guarantor shall have obtained all consents and waivers as shall be necessary to permit the consummation of the Transactions, to the extent that consummation thereof would otherwise be restricted or prohibited under the terms of any material indenture or other agreement to which the Parent Guarantor is a party or by which it is bound, in each case without the imposition of any burdensome conditions.



     (g) Each Credit Party shall be in compliance with each of the covenants set forth in Article V as of the initial Borrowing Date and would have been in compliance with all such covenants had such covenants been in effect from the date of this Agreement to and including the initial Borrowing Date, and the Agent shall have received a certificate of a Senior Officer of each Credit Party certifying as to such compliance.



     (h) The Credit Parties shall be in compliance with the Supply Agreement, which shall be valid and in full force and effect.



     (i) Except as identified on Schedule 4.01(i), there shall exist no action, suit, investigation or proceeding pending or to the knowledge of any Credit Party threatened in any court or before any arbitrator or government instrumentality that might be expected to have in a Material Adverse Effect, or that purports to affect the legality, validity or enforceability of the Credit Documents or the Transactions contemplated thereby or the Lenders' rights thereunder.



     (j) There shall exist no Default or Event of Default on the applicable Borrowing Date and the making of the applicable Loan would not result in the occurrence of a Default or Event of Default, and the Borrower shall have delivered to the Agent, a certificate of a senior officer of the Borrower to such effect.



     (k) The representations and warranties contained in Article III shall be true on and as of the applicable Borrowing Date with the same effect as if such representations and warranties had been made on and as of the applicable Borrowing Date, and the Borrower shall have delivered to the Agent a certificate of a Senior Officer of the Borrower to such effect, provided that, if the Borrower shall have delivered to the Agent a notice referred to in Section 3.02 that any such representation or warranty deemed to be made cannot be made, and if the Agent shall have consented to the advance of such Loan despite the inability of the applicable Credit Parry to make such representation or warranty, then such condition will be deemed waived in respect of such Loan.



     (l) All accrued fees and expenses of the Agent, the Collateral Agent and the Lenders payable by a Credit Party on or prior to the initial Borrowing Date (excluding the fees and expenses of New York counsel, Canadian counsel and local counsel to the Agent as specified in the Fee Agreement) shall have been paid.

     (m) Each of the Credit Parties shall have appointed an agent for service of process in New York, New York, USA.



     (n) The Agent shall have received confirmation of all insurance maintained by the Credit Parties, and such insurance shall comply with the requirements of the Credit Documents.



     (o) The Collateral Agency and Intercreditor Agreement shall have been entered into by the parties thereto.



     (p) There shall not have occurred any change in the financial condition of the Borrower or the Guarantors since the time of their last financial statements provided to the Agent which in the in the aggregate has had, or which has a reasonable possibility of having, a Material Adverse Effect.



     The Agent shall notify the Borrower and the Lenders of the initial Borrowing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York City time, on March 31, 2000 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).



     SECTION 4.02 CONDITIONS FOR SUBSEQUENT LOANS. The obligations of the Lenders to make any Loan following the first Loan made under this Amended and Restated Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):



     (a)  The Agent shall have received the relevant Loan Request.



     (b) The Agent shall have received a certificate signed by a Senior Officer of the Borrower confirming compliance with the conditions set forth in paragraph
(d) of this Section;



     (c) There is no moratorium or other government action which restricts the ability of the Borrower to make payments when due under the Facility or to transfer U.S. Dollars to the United States, other than those administrative requirements which can be routinely satisfied to the Lender's satisfaction;



     (d) The representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct in all material respects on and as of the date of such Loan, provided that if the Borrower shall have delivered to the Agent a notice referred to in Section 3.02 that any such representation or warranty deemed to be made cannot be made, and if the Agent shall have consented to the advance of the Loan despite the inability of the applicable Credit Party to make such representation or warranty, then such condition shall be deemed waived in respect of such Loan.



     (e) At the time of and immediately after giving effect to such Loan no Default shall have occurred and be continuing; and



     (f) All conditions specified in Section 4.01, to the extent not previously satisfied for any reason or waived by the Lenders, shall have been satisfied or waived.



     Each Loan shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraph
(d) of this Section.



                                   ARTICLE V



                                   Covenants



     Until the Commitments have expired or been terminated and until all Indebtedness has been paid in full, each of the Credit Parties which signs this Agreement covenants and agrees with the Lenders that:



     SECTION 5.01 AFFIRMATIVE COVENANTS. So long as any Loan is outstanding or any other amount is owed by the Borrower hereunder or the Borrower is entitled to obtain any Loans, the

Borrower and Guarantor severally agree to, or as applicable, cause the other party to, and in the case of the covenants and agreements set forth in paragraphs (c), (d), (e), (f), (g), (i) and (j) cause each of their Subsidiaries to:



     (a) FINANCIAL STATEMENTS. Furnish to the Agent (with a copy for each of the Lenders):



             (i) as soon as available, but in any event within 105 days after the end of each financial year of the Parent Guarantor, a copy of the audited consolidated balance sheet of the Parent Guarantor as at the end of such financial year and the related audited consolidated statements of income, shareholders' equity, retained earnings and cash flow of the Parent Guarantor for such financial year, setting forth in each case in comparative form the figures for the previous financial year of the Parent Guarantor and reported on by an independent auditor reasonably acceptable to the Lenders and the Parent Guarantor shall ensure that the financial statements (A) are prepared in such a manner that the auditor's report does not contain any qualification other than a qualification which is acceptable to the Lenders acting reasonably and
        (B) present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP reconciled to US GAAP.



             (ii) as soon as available, but in any event not later than 60 days after the end of each financial quarter (including the last quarter) of each financial year of the Parent Guarantor, a copy of the unaudited consolidated balance sheet of the Parent Guarantor as at the end of such quarter and the related unaudited consolidated statements of income, shareholders' equity, retained earnings and cash flow of the Parent Guarantor for such quarter and the portion of the financial year through the end of such quarter, setting forth in each case in comparative form the figures for the previous financial year of the Parent Guarantor, accompanied by a certificate of the chief financial officer of the Parent Guarantor stating that in his opinion such financial statements present fairly the consolidated financial position of the Parent Guarantor at the date of such statements and for the reporting period included in such statements, subject to normal year-end audit adjustments.



     (b) CERTIFICATES; OTHER INFORMATION. Furnish to the Agent (with a copy for each of the Lenders):



             (i) concurrently with the delivery of the consolidated financial statements referred to in Subsection 5.01(a)(i), a certificate of a Senior Officer of the Parent Guarantor setting out the amount and calculation of Excess Cash Flow for the applicable financial year;



             (ii) concurrently with the delivery of the consolidated financial statements referred to in Subsections 5.01(a)(i) and 5.01(a)(ii), a compliance certificate of a Senior Officer of the Parent Guarantor in the form attached hereto as Schedule 5.01(b) stating that, to the best of such officer's knowledge and without personal liability, the Credit Parties during such period have observed or performed all of their respective covenants and other agreements contained in the Credit Documents to be observed or performed by them, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, such certificate to also include calculations to evidence compliance by the Parent Guarantor with the financial covenants set forth in Section 5.03, Section 5.04 and Section 5.05, as applicable and an explanation of any change in GAAP or in the application thereof since the date of the Parent Guarantor's most recent audited financial statements delivered to the Agent and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such compliance certificate;



             (iii) as soon as available, but in any event not later than 90 days after the commencement of each financial year of the Parent Guarantor, a copy of the consolidated corporate budget (both capital and operating) of the Credit Parties for such financial year, prepared and shown on a month-by-month basis for the period covered by such budget, and a statement setting forth the principal assumptions upon which such budget is based, which budget shall also contain a summary of all proposed capital expenditures and dispositions by major category, and forecasted consolidated balance sheets and statements of income for each of the Credit Parties for each month for the period covered by such budget, and forecasted consolidated statements of changes in financial position for each of the Credit Parties for each month covered by such budget, all in form satisfactory to the Lenders acting reasonably;



             (iv) promptly upon acquisition thereof, particulars of each Subsidiary acquired by any Guarantor or the Borrower;



             (v) promptly, such additional financial and other information relating to any of Credit Parties as the Agent may from time to time reasonably (with respect to frequency as well as scope) request.



     (c) PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy (i) at or before maturity or before it becomes delinquent, all its Debt, and (ii) in accordance with standard business practices, all other liabilities of whatever nature, except in both cases when the amount or validity thereof is being contested, and (i) adequate reserves with respect thereto are maintained by the Credit Parties in accordance with GAAP, (ii) such contest effectively suspends collection of the contested Debt or liability and the enforcement of any Lien securing such Debt or liability, and (iii) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.



     (d) MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Preserve and keep in full force and effect its corporate existence (subject to Subsection 5.02(c); engage primarily in the Business; carry on and conduct its business in a proper, efficient and businesslike manner, in accordance with good business practice; take all reasonable action to obtain and maintain in full force and effect all rights, privileges, franchises and Licenses necessary or desirable in the conduct of its business, the absence of which would, in the aggregate have, or be reasonably likely to have, a Material Adverse Effect; and comply with all Contractual Obligations and Applicable Law except to the extent that the failure to comply therewith would not, in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect.



     (e) MAINTENANCE OF PROPERTY. Keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted except to the extent that the failure to do so would not individually or in the aggregate have, or be reasonably likely to have, a Material Adverse Effect.



     (f) INSURANCE. Maintain with financially sound and reputable insurance companies insurance on all of their property (including all risk property insurance, comprehensive general liability insurance, and business interruption insurance) in each case in such amounts and against such risks as are usually insured against in the applicable jurisdictions by persons engaged in the same or similar business to those of the Credit Parties, and as are acceptable to the Lenders, acting reasonably, with mortgage and lender's loss payable endorsements in favor of the Collateral Agent, and furnish to the Agent, upon written request, full information as to, and certified copies of all policies respecting, the insurance carried.



     (g) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books and records of account in which full, true and correct entries in accordance with GAAP and all Applicable Law shall be made of all its dealings and transactions; and permit representatives of the Agent to visit and inspect any of its property and to examine and make abstracts from any of its books and records at any reasonable time, on reasonable notice and as often as may reasonably be requested, and to discuss its business, property, condition (financial or otherwise) with senior officers of any Guarantor or the Borrower and their independent chartered accountants.



     (h) HEDGING ARRANGEMENTS. The Credit Parties shall enter into such Hedging Arrangements as the Agent and the Arrangers under the Bank Credit Agreement may, acting jointly and reasonably, from time to time require, PROVIDED that (i) the entitlement of the parties to Secured Hedging Arrangements to the benefit of the Security shall be limited in accordance with the Collateral Agency and Intercreditor Agreement, (ii) Hedging Arrangements shall be entered into exclusively with Lenders (or Affiliates of Lenders) or lenders under the Bank Credit Agreement to the extent that such parties are (a) willing to do so on commercially reasonable terms and (b) in the case of Secured Hedging Arrangements, acceptable to each of the counterparties to existing Secured Hedging Arrangements acting reasonably, and (iii) in all other instances, each counterparty to a Hedging Arrangement shall be acceptable to the Lenders acting reasonably and, in the case of a Secured Hedging Arrangement, shall (a) enter into the Collateral Agency and Intercreditor Agreement on terms and conditions acceptable to the Lenders acting reasonably, and (b) shall be acceptable to each of the counterparties to existing Secured Hedging Arrangements acting reasonably.



     (i) OWNERSHIP OF BORROWER. The Borrower shall at all times remain a Wholly-Owned Subsidiary of the Parent Guarantor. The Parent Guarantor and the Borrower shall at all times remain corporations resident in Canada within the meaning of the Income Tax Act (Canada).



     (j) SECURITY RELATIVE TO SUBSIDIARIES. Deliver, and cause each person that becomes a Subsidiary subsequent to the initial Borrowing Date to deliver, to the Agent, not later than 10 days after such person becomes a Subsidiary of a Credit Party after the date of this Agreement, the Security relative to such Subsidiary referred to in Article VI together with the related corporate documentation and legal opinions referred to in Subsection 4.01(c).



     (k)  NOTICES.  Promptly give notice to the Agent:



             (i)  of the occurrence of any Default or Event of Default;



             (ii)  of any:



                (A)default or event of default under any Contractual Obligation of any Credit Party; or



                (B)the cancellation of any one or more Contractual Obligations or of a Credit Party's interests in any such Contractual Obligation; or



                (C)litigation, investigation or proceeding which may exist or be threatened at any time between any Credit Party and any Governmental Authority or in respect of any Credit Party by or before any Governmental Authority;



which in any such case individually or in the aggregate has, or has a reasonable likelihood of having, a Material Adverse Effect;



             (iii) of any other event, circumstance, act or omission which in any such case individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect;



             (iv) of any suit, litigation or other proceeding which is commenced or threatened against any Credit Party which involves an uninsured claim which the Borrower believes could reasonably exceed Cdn. 1,000,000 (or the Equivalent Amount in any other currency or currencies), or in which any injunctive or similar relief is sought, and of all material developments in respect thereof;



             (v) of the occurrence of the acceleration, default or demand pursuant to the terms of any Debt of any Credit Party which is in the aggregate in excess of Cdn. $5,000,000 (or the Equivalent Amount in any other currency or currencies);



             (vi) of any material default or event of default under (i) any Permitted Lien which either secures an amount in excess of Cdn. $5,000,000 (or the Equivalent Amount in any other currency or currencies) or could have a material effect on the value of any of the property of the Credit Parties or on the ability of any Credit Parties to conduct its business in the ordinary course or (ii) any Debt secured by any such Permitted Lien; and

             (vii) should any licensor terminate, cancel, withdraw or fail to grant or renew, or should any Credit Party allow to lapse, any License and the same individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect.



Each notice pursuant to this Subsection shall be accompanied by an officer's certificate of the Borrower setting forth details of the occurrence referred to in such certificate and stating the potential effect of such occurrence on the business, operations, property and financial condition of the Credit Parties and what action the Credit Parties have taken and propose to take with respect to such occurrence.



     (l) USE OF PROCEEDS. The proceeds of the Loans will be used only (i) to finance amounts payable to Lucent Canada or its designees for products and services, including non-refundable and non-creditable provincial sales tax (but excluding goods and services tax, harmonized sales tax or other refundable or similarly creditable sales tax), purchased pursuant to the Supply Agreement for which invoices are submitted, (ii) to refinance outstanding Obligations (as defined in the 1999 Credit Agreement) of the Credit Parties under the 1999 Credit Agreement and (iii) during the Availability Period, to pay interest due hereunder.



     (m) COUNSEL FEES. The Borrower shall pay to the Agent all accrued fees and expenses of New York counsel, Canadian counsel and local counsel to the Agent (as specified in the Fee Agreement) within thirty (30) days of receipt of an invoice for such fees and expenses.



     SECTION 5.02 NEGATIVE COVENANTS. So long as any Loan is outstanding or any other amount is owed by the Borrower hereunder or the Borrower is entitled to obtain any Loans, each of the Borrower and each Guarantor severally agree not to, or as applicable, cause the other party to, and cause each of their Subsidiaries not to:



     (a) DEBT. Create, incur, assume or suffer or permit to exist any Debt except Permitted Debt.



     (b) LIENS. Create, incur, assume or suffer or permit to exist any Lien upon any of its property, whether now owned or held or hereafter acquired, except for Permitted Liens.



     (c) AMALGAMATIONS, ETC. Enter into any transaction of amalgamation or consolidation or merger or liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction, except that, subject to the Credit Parties taking such action, and executing and delivering to the Agent and the Collateral Agent such undertakings, certificates, agreements and other documents as the Agent or Collateral Agent may require, acting reasonably, to affirm and assure the continued validity, enforceability, effectiveness and priority of the Security and the covenants, agreements and obligations of the Credit Parties under the Credit Documents, and provided that no Default or Event of Default is then continuing or would be created thereby, and provided that the same would not have, or have a reasonable likelihood of having, a Material Adverse Effect, any Subsidiary of the Borrower or the Parent Guarantor (other than the Borrower) may be amalgamated or consolidated or merged or liquidated, wound-up or dissolved with or into the Borrower or the Parent Guarantor, provided that the Borrower or the Parent Guarantor, as the case may be, shall be the continuing corporation, or with or into any one or more other Subsidiaries.



     (d) INVESTMENTS. Make any Investments in any one or more persons other than Permitted Investments



     (e)  ACQUISITIONS.  Make any Acquisitions other than Permitted
Acquisitions.



     (f) RESTRICTED PAYMENTS. Make any Restricted Payment, except that, so long as no Default or Event of Default is continuing or would be created thereby, (i) any Credit Party may pay dividends on any shares of its capital to any other Credit Party; (ii) the Borrower or the Parent Guarantor may repay (but not voluntarily prepay or prepay pursuant to any mandatory prepayment requirement, except as provided in (iii) or Subsection 5.02(n)) amounts on account of the principal portion of any Permitted Debt other than the High-Yield Debt except where such repayment is made by way of

Permitted Refinancing Debt, and (iii) the Borrower or the Parent Guarantor may voluntarily prepay amounts on account of (A) the Burnaby Debt, (B) any Purchase Money Obligation, and (C) Debt described in paragraph (ix) of the definition of Permitted Debt.



     (g) TRANSACTIONS WITH AFFILIATES. Except as specifically permitted hereunder, enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any Affiliate, or with any of its or their directors or officers, or enter into, assume or suffer to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Credit Party in question and which is upon fair and reasonable terms not less favorable to such Credit Party than it would obtain in a comparable arms-length transaction.



     (h) AMENDMENTS. Amend any of its constating documents or by-laws or any Credit Agreement (as defined in the Collateral Agency and Intercreditor Agreement) or any documents related to any of them in a manner that would be prejudicial to the interests of any of the Lenders hereunder or in conflict with any of the Credit Documents, provided that for greater certainty, any increase in commitments or credit available under any such Credit Agreement shall be deemed not to be prejudicial to the interests of the Lenders where the resultant Committed Credit from the Security Beneficiaries is less than or equal to Cdn. $1,350,000,000 (or any Equivalent Amount), and provided also that any amendment to the Cisco Credit Agreement that would require any of the Credit Parties to increase or gross up any payment in respect of any Loan (as defined therein) thereunder on account of or otherwise assume responsibility for any withholding tax on the amount of interest or deemed interest payable thereunder to any lender that is a non-resident of Canada and any amendment to the Cisco Credit Agreement for the purpose of characterizing or which results in the interest on any Loan (as defined therein) made thereunder being paid with respect to indebtedness arising as a consequence of a sale or sales on credit of any equipment, merchandise or services (and thereby becoming exempt from withholding on payments of interest or deemed interest to a non-resident of Canada) shall be deemed to be prejudicial to the Lenders. The parties acknowledge that the Borrower will purchase equipment, merchandise or services from Cisco Systems or a Designated Vendor (as such terms are defined in the Cisco Credit Agreement) and that the proceeds of Loans (as defined therein) made under the Cisco Credit Agreement will be used to pay for such equipment, merchandise or services and certain applicable taxes thereon.



     (i) CONSENSUAL LIMITATIONS. Create, incur, assume or suffer or permit to exist any consensual limitation or restriction on its ability to make any payments to the Agent or the Lenders, or provide security to the Collateral Agent, or perform or observe any of its other covenants and agreements, as and when required under the Credit Documents.



     (j) MATERIAL CONTRACTS AND LICENSES. Permit any License or Material Contract to be amended, modified or terminated, nor waive any right thereunder to the extent such amendment, modification, termination or waiver would in the aggregate have, or be reasonably likely to have, a Material Adverse Effect.



     (k) DISPOSITIONS. Permit any direct or indirect sale, transfer or other disposition or series or related sales, transfers or dispositions (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party (other than dispositions of inventory or used, obsolete or surplus equipment in the ordinary course of business, and dispositions by one Credit Party to another Credit Party except where (i) no Default or Event of Default is continuing or would be created thereby, (ii) the Net Proceeds therefrom represent the fair market value of the property or assets in question, (iii) following such sale, transfer or disposition the aggregate Net Proceeds from all such sales, transfers and dispositions from the date of this Agreement shall not exceed U.S. $69,500,000 (or the Equivalent Amount in any other currency), (iv) such disposition is to a purchaser not related to a Credit Party, and (v) the Borrower makes the applicable prepayment or an offer of prepayment if required under Subsection 2.10(b).

     (l)  CHANGE IN BUSINESS.  Engage in any business other than the Business.



     (m) DEBT RATING. Issue high-yield unsecured debt or U.S. institutional term debt, if it can reasonably be expected that such issuance would cause the Parent Guarantor's credit rating, as determined by an established national credit rating agency in the United States, to fall below the equivalent of the Parent Guarantor's current Standard & Poors rating of B.



     (n) PRO RATA PREPAYMENT OF SECURITY BENEFICIARY DEBT. Prepay, either voluntarily or pursuant to a mandatory prepayment requirement, any Security Beneficiary Debt (other than Indebtedness) unless such payments are made in accordance with the applicable provisions of the Collateral Agency and Intercreditor Agreement.



     SECTION 5.03 STAGE I FINANCIAL COVENANTS. From the date of this Agreement to and until the Stage II Date, the Parent Guarantor covenants and agrees that so long as any Indebtedness is outstanding, or the Borrower is entitled to obtain any Loans, the Parent Guarantor will ensure that:



     (a) SENIOR DEBT RATIO. It will not permit the Senior Debt Ratio at any time from



     (i)  February 3, 2000 to December 30, 2000 to be more than 0.35 to 1.0;



     (ii)  December 31, 2000 to December 30, 2001 to be more than 0.45 to 1.0;
and



     (iii) December 31, 2001 to September 30, 2002 to be more than 0.50 to 1.0.



     (b) TOTAL DEBT RATIO. It will not permit the Total Debt Ratio at any time from



     (i)  February 3, 2000 to December 30, 2001 to be more than 0.75 to 1.0;



     (ii)  December 31, 2001 to September 30, 2002 to be more than 0.75 to 1.0.



     SECTION 5.04  STAGE II FINANCIAL COVENANTS.



     From and after the Stage II Date, the Parent Guarantor covenants and agrees that so long as any Indebtedness is outstanding, or the Borrower is entitled to obtain any Loan, the Parent Guarantor will ensure that:



     (a) SENIOR DEBT RATIO. It will not permit the Senior Debt Ratio at any time to be greater than 0.45 to 1.0.



     (b) TOTAL DEBT RATIO. It will not permit the Total Debt Ratio at any time to be greater than 0.75 to 1.0.



     (c) SENIOR DEBT LEVERAGE RATIO. It will not permit the Senior Debt Leverage Ratio at any time from



     (i)  the Stage II Date to December 30, 2003 to exceed 8.00 to 1.00;



     (ii)  December 31, 2003 to December 30, 2004 to exceed 4.00 to 1.00;



     (iii) December 31, 2004 to December 30, 2005 to exceed 3.00 to 1.00; and



     (iv) December 31, 2005 and thereafter to exceed 3.00 to 1.00.



     (d) TOTAL DEBT LEVERAGE RATIO. It will not permit the Total Debt Leverage Ratio at any time from



     (i)  the Stage II Date to December 30, 2003 to exceed 12.00 to 1.00;



     (ii)  December 31, 2003 to December 30, 2004 to exceed 7.00 to 1.00;



     (iii) December 31, 2004 to December 30, 2005 to exceed 5.00 to 1.00; and



     (iv) December 31, 2005 and thereafter to exceed 5.00 to 1.00.

     (e) INTEREST COVERAGE RATIO. It will ensure that the Interest Coverage Ratio at any time from



     (i) the Stage II Date to December 30, 2003 exceeds 0.75 to 1.00;



     (ii) December 31, 2003 to December 30, 2004 exceeds 1.25 to 1.00; and



     (iii)December 31, 2004 and thereafter exceeds 1.75 to 1.00.



     (f) FIXED CHARGE COVERAGE RATIO. It will ensure that the Fixed Charge Coverage Ratio at any time from



     (i) October 1, 2004 to December 30, 2005 exceeds 0.50 to 1.00;



     (ii) December 31, 2005 and thereafter exceeds 1.00 to 1.00.



     SECTION 5.05 ONGOING FINANCIAL COVENANTS. The Parent Guarantor covenants and agrees that so long as any Indebtedness is outstanding, or the Borrower is entitled to obtain any Loans, the Parent Guarantor will ensure that:



     (a)  REVENUES.  It will not permit Revenues:



     (i) for the four financial quarters ending December 31, 2000 to be less than Cdn. $95,000,000;



     (ii) for the four financial quarters ending March 31, 2001 to be less than Cdn. $115,000,000;



     (iii)for the four financial quarters ending June 30, 2001 to be less than Cdn. $125,000,000;



     (iv)for the four financial quarters ending September 30, 2001 to be less than Cdn. $175,000,000;



     (v) for the four financial quarters ending December 31, 2001 to be less than Cdn. $215,000,000;



     (vi)for the four financial quarters ending March 31, 2002 to be less than Cdn. $275,000,000;



     (vii)for the four financial quarters ending June 30, 2002 to be less than Cdn. $330,000,000;



     (viii)for the four financial quarters ending September 30, 2002 to be less than Cdn. $400,000,000;



     (ix)for the four financial quarters ending December 31, 2002 to be less than Cdn. $450,000,000;



     (x) for the four financial quarters ending March 31, 2003 to be less than Cdn. $510,000,000;



     (xi)for the four financial quarters ending June 30, 2003 to be less than Cdn. $590,000,000;



     (xii)for the four financial quarters ending September 30, 2003 to be less than Cdn. $775,000,000;



     (xiii)for its financial year ending September 30, 2004 to be less than Cdn. $1,050,000,000;



     (xiv)for its financial year ending September 30, 2005 to be less than Cdn. $1,300,000,000; and



     (xv)for its financial year ending September 30, 2006 or thereafter to be less than Cdn. $1,600,000,000.



     (b) CAPITAL EXPENDITURES. It will not permit the Capital Expenditures during the Parent Guarantor's financial year ending



     (i) September 30, 2000 to exceed $375,000,000;



     (ii) September 30, 2001 to exceed Cdn. $690,000,000;



     (iii)September 30, 2002 to exceed Cdn. $375,000,000;



     (iv)September 30, 2003 to exceed Cdn. $250,000,000;

     (v) September 30, 2004 to exceed Cdn. $220,000,000;



     (vi)September 30, 2005 to exceed Cdn. $145,000,000; and



     (vii)September 30, 2006 and thereafter to exceed $185,000,000.



PROVIDED THAT (A) to the extent that actual Capital Expenditures during any financial year are less than the corresponding maximum threshold amount set out above, an additional amount equal to the difference (the "UNUSED AMOUNT") may be spent on Capital Expenditures during the first two quarters of the next following financial year (or, in the case of the Unused Amount from the financial year ending September 30, 2000, may be spent on Capital Expenditures during the entire next financial year) and, to the extent that actual Capital Expenditures during such two quarter period are less than the Unused Amount, an additional amount equal to 50% of the difference may be spent on Capital Expenditures during the remainder of such financial year (excluding the financial year ending September 30, 2001), and Capital Expenditures made during such financial year shall not be counted as against the applicable maximum threshold amount set out above until such additional amounts (if any) have been exceeded (PROVIDED THAT any unused portions of such additional amounts may not be carried forward pursuant to this proviso (A)), (B) to the extent that any Acquisition is made in lieu of a Capital Expenditure set out in the Plan, the maximum threshold amount set out above with respect to the financial year in which such Acquisition was made shall be reduced by the amount of such Acquisition, and (C) from February 3, 2000 to the Maturity Date Capital Expenditures in any financial year may exceed the applicable maximum threshold set out above where (x) the Borrower has provided the Agent with a certificate of a Senior Officer certifying that such excess Capital Expenditures shall not reasonably be expected to create a Default or Event of Default, and (y) the aggregate amount of all such excess Capital Expenditures made from February 3, 2000 to the Maturity Date does not exceed the Combined Cap less Cdn. $600,000,000;



     (c) EBITDA.  It will not permit EBITDA for its financial year ending



     (i) September 30, 2000 to be less than negative Cdn. $95,000,000;



     (ii) September 30, 2001 to be less than negative Cdn $135,000,000;



     (iii)September 30, 2002 to be less than Cdn. $4,500,000; and



     (iv)September 30, 2003 or thereafter to be less than Cdn. $215,000,000.



     (d) ACCESS LINES. It will ensure that the aggregate number of Access Lines installed and in service on or by



     (i) September 30, 2000 will exceed 185,134;



     (ii) September 30, 2001 will exceed 1,459,269;



     (iii)September 30, 2002 will exceed 2,987,480;



     (iv)September 30, 2003 will exceed 5,403,202; and



     (v) September 30, 2004 and thereafter will exceed 8,298,474.

                                   ARTICLE VI



                                    Security



     SECTION 6.01 SECURITY REQUIRED As general and continuing collateral security for the due payment of all present and future debts, liabilities and obligations of the Credit Parties to the Security Beneficiaries, there shall be provided (and the Borrower and each Guarantor agree to provide) the following security (together with all other security granted by any Credit Party in favour of the Collateral Agent for the benefit of any Security Beneficiaries in their capacities as such, the "SECURITY"), which shall be in form and substance satisfactory to the Lenders:



     (a)  the Collateral Agency and Intercreditor Agreement;



     (b) a general security agreement from the Borrower in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future property of the Borrower;



     (c) a securities pledge agreement from the Borrower in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future shares in the capital of its Subsidiaries (if any) acknowledged by such Subsidiaries, together with such resolutions and consents as the Agent may determine are legally required or advisable and the security certificates duly issued by each of such Subsidiaries evidencing such pledge of securities duly endorsed in blank for transfer;



     (d) an assignment of all Material Contracts from the Borrower and each Guarantor in favour of the Collateral Agent with such consents or acknowledgements as the Lenders may require;



     (e) unlimited guarantees and postponement of claims from each Guarantor guaranteeing to the Agent the due payment and performance of all Indebtedness and to the Collateral Agent the due payment and performance of all present and future debts, liabilities and obligations of the Borrower under any Secured Hedging Arrangement;



     (f) a general security agreement from each Guarantor in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future property of each Guarantor;



     (g) a securities pledge agreement from each Guarantor in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future shares in the capital of its Subsidiaries (including the Borrower), acknowledged by such Subsidiaries, together with such resolutions and consents as the Agent may determine are legally required or advisable and the security certificates duly issued by each of such Subsidiaries evidencing such pledge of securities duly endorsed in blank for transfer;



     (h) charge/mortgages of land in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) over all real property owned by any Credit Parties from time to time, in each case in such principal amount as the Collateral Agent may reasonably require;



     (i) an assignment of insurance proceeds in favour of the Collateral Agent with respect to all property insurance from time to time held by the Credit Parties, with all such policies of insurance to name the Collateral Agent as loss payee as its interests may appear and to contain a standard mortgage clause in form and content satisfactory to the Agent, all as required pursuant to Subsection 5.01(f);



     (j) an unlimited guarantee and a postponement of claim from each Subsidiary of the Borrower and the Parent Guarantor guaranteeing to the Agent the due payment and performance of all Indebtedness and to the Collateral Agent the due payment and performance of all present and future debts, liabilities and obligations of the Borrower under any Secured Hedging Arrangement;

     (k) a general security agreement from each Subsidiary of the Borrower and each Subsidiary of the Parent Guarantor in favour of the Collateral Agent constituting a first-priority Lien (subject only to Permitted Liens) on all of the present and future property of such Subsidiary; and



     (l) such hypothecs and other security documents as may be necessary for the purpose of creating and preserving in the Province of Quebec and in any other relevant jurisdiction the Liens constituted by any of the foregoing.



     SECTION 6.02 REGISTRATION AND COMPLIANCE WITH LAWS. The Security shall comply with all Applicable Law and the Security (or financing statements with respect thereto) shall be registered or filed from time to time in all places where, in the opinion of the Agent, registration or filing is required or advisable to protect all Liens created thereby.



     SECTION 6.03 FURTHER DOCUMENTATION. The Borrower and each Guarantor will from time to time at their expense duly authorize, execute and deliver, and cause each of their respective Subsidiaries to duly authorize, execute and deliver, to the Agent such further instruments and documents and take such further action as the Agent may request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Collateral Agent, the Agent and the Lenders by the Security and of the rights and remedies therein granted, including without limitation the filing of financing statements or other documents under any Applicable Law with respect to the Liens created thereby. Unless prohibited by Applicable Law, each Guarantor and the Borrower (on behalf of themselves and their Subsidiaries) authorize the Agent or the Collateral Agent to file any such financing statement or similar documents without the signature of the Borrower, the applicable Guarantor or the applicable Subsidiary, or to execute such financing statement as attorney for the Borrower, the applicable Guarantor or the applicable Subsidiary in the event that the Borrower, the applicable Guarantor or the applicable Subsidiary fails to do so promptly upon request by the Agent. The Borrower and each Guarantor acknowledge that the Security has been prepared on the basis of Applicable Law in effect on the date hereof, and that changes to Applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Agent shall have the right to require that the Security be amended, supplemented or replaced (and the Borrower and each Guarantor shall duly authorize, execute and deliver, and cause each of their respective Subsidiaries to duly authorize, execute and deliver, to the Agent on request any such amendment, supplement or replacement with respect to any of the Security to which the Borrower, such Guarantor or such Subsidiary is a party), (i) to reflect any change in Applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate forms of security or financing statements in all applicable jurisdictions, or (iii) if the Borrower or any Guarantor or any of their respective Subsidiaries amalgamates with any other person or enters into any corporate reorganization, to confer upon the Agent or the Collateral Agent, as applicable, Liens similar to the Liens created or intended to be created by the Security.



                                  ARTICLE VII


                               Events of Default



     Each of the following events or circumstances shall constitute an Event of Default hereunder:



     (a) if the Borrower fails to pay any principal amount with respect to Loans when due and payable hereunder;



     (b) if a Credit Party fails to pay any interest, fee or other amount (except principal) when due and payable under any of the Credit Documents, and such failure continues for 10 Business Days or more;



     (c) if the Borrower defaults in the performance or observance of any term or covenant contained in Subsections 5.01(f) or 5.01(i), or Sections 5.02, 5.03, 5.04, or 5.05;

     (d) except as provided in Subsections (a), (b) and (c) above, if any of the Credit Parties defaults in the performance or observance of any term or covenant contained in the Supply Agreement or in any of the Credit Documents to which it is a party and such default continues for 30 days or more after the earlier of the date on which it first has actual knowledge of such default and the date on which written notice of such default is given to it by the Agent or a Lender;



     (e) if any representation or warranty contained in the Supply Agreement or in any of the Credit Documents or in any certificate delivered thereunder by or on behalf of any of the Credit Parties shall be untrue in any material respect on the date as of which it was made or deemed to be made;



     (f) if there shall be outstanding any Debt or Debts (other than the Loans) exceeding an aggregate of U.S.$3,500,000 (or the Equivalent Amount in any other currency or currencies) which any of the Credit Parties shall have failed to pay when due and payable, or if any amount or amounts exceeding an aggregate of U.S.$3,500,000 (or the Equivalent Amount in any other currency or currencies) owing by any of the Credit Parties shall have become due and payable or may then be declared to be due and payable prior to the stated maturity date thereof or prior to the regularly scheduled date for payment thereof as a result of any default or event of default (however described) or other failure by any one or more of the Credit Parties to perform or observe any obligation;



     (g) if any Credit Document shall, at any time after its respective execution and delivery and for any reason, cease in any way to be in full force and effect or if the Security or any part of the Security shall, at any time after its execution and delivery and for any reason, cease to constitute a Lien of the nature and priority specified in or contemplated by this Agreement or if the validity or enforceability of any Credit Document is disputed by any of the Credit Parties or their Subsidiaries;



     (h) if any Credit Party institutes proceedings for its winding up, liquidation or dissolution (except to the extent permitted under Subsection 5.02(c), or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a proposal, a notice of intention to make a proposal, a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or any other similar applicable law or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or a substantial part of the property of any Credit Party, or makes an assignment for the benefit of creditors, or admits its inability to pay its debts generally as they become due or commits any other act of bankruptcy, or suspends or threatens to suspend transaction of its usual business, or any action is taken by any Credit Party in furtherance of any of the aforesaid;



     (i) if a court having jurisdiction enters a decree or order adjudging any Credit Party a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or any other similar applicable law, or a decree or order of a court having jurisdiction for the appointment of a receiver, receiver and manager, liquidator, trustee or assignee in bankruptcy or insolvency of all or a substantial part of the undertaking or property of any Credit Party, or for the winding up, dissolution or liquidation of its affairs, is entered and such decree, order or petition is not contested and the effect thereof stayed, or if any material part of the property of any Credit Party is sequestered or attached and is not returned to the possession of such Credit Party or released from such attachment, in each case within 30 days thereafter;



     (j) if a receiver, manager, receiver and manager, trustee, custodian or other similar official is appointed in respect of any Credit Party or any material part of its property and, in the case of any such involuntary appointment, the same is not being contested or the effect thereof has not been stayed within 30 days thereof;



     (k) if any proceeding, voluntary or involuntary, is commenced, or an order or petition is issued, respecting any Credit Party pursuant to any statute relating to bankruptcy, insolvency, reorganization of debts, liquidation, winding-up or dissolution, including any proceeding, proposal, notice of intention to make a proposal, order or petition under the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code, the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any similar legislation in any other jurisdiction and, in the case of any such involuntary proceeding or any such order or petition issued in response to an involuntary proceeding, the same is not being contested or the effect thereof has not been stayed within 30 days thereafter;



     (l) if a final judgment for an amount (net of applicable insurance coverage which is acknowledged in writing by the insurer to the satisfaction of the Agent, acting reasonably) in excess of U.S.$3,500,000 (or the Equivalent Amount in any other currency or currencies) is rendered against a Credit Party and, within 10 Business Days after entry thereof, such judgment has not been discharged or execution thereof stayed pending appeal or if, within 15 days after the expiration of any such stay, such judgment has not been discharged;



     (m) if an encumbrancer takes possession of any property of one or more Credit Parties the value of which in the opinion of the Lenders exceeds U.S.$3,500,000 (or the Equivalent Amount in any other currency or currencies), or if a distress or execution or any similar process is levied or enforced against any property of one or more Credit Parties, the value of which in the opinion of the Lenders exceeds U.S. $3,500,000 (or the Equivalent Amount in any other currency or currencies), and such distress, execution or similar process remains unsatisfied for such period as would permit such property or any part thereof to be sold thereunder, provided that such possession or process has not been stayed and is not being contested by the applicable Restricted Party (or if contested is not dismissed within 20 days);



     (n) if a Credit Party ceases or threatens to cease to carry on in the ordinary course its business or a substantial part thereof, except to the extent permitted under Subsection 5.02(c);



     (o) if there shall occur a government confiscation or expropriation of any asset (including any License) or assets that could reasonably be expected to have a Material Adverse Effect;



     (p)  if any Change of Control occurs; or



     (q) if an "Event of Default" under the Bank Credit Agreement or Cisco Credit Agreement (as such term is defined therein) occurs and is continuing or an Event of Default (or other event which entitles a Security Beneficiary to accelerate payment of Security Beneficiary Debt) occurs and is continuing pursuant to any other Credit Agreement (as defined by the Collateral Agency and Intercreditor Agreement);



then, and in any such event (other than an event with respect to a Credit Party described in clause (h), (i), (j) or (k) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Credit Parties described in clause (h), (i), (j) or
(k) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, noting of protest, dishonor or other notice of any kind, all of which are hereby waived by the Borrower. All rights, power and remedies of the Agent, the Collateral Agent and Lenders in connection with the Credit Documents may be exercised at any time and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, power or remedies provided by law or equity.



                                  ARTICLE VIII



                                   The Agent



     Each of the Lenders hereby irrevocably appoints the Agent as their agent and authorizes such Agent to enter into, and to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the provisions of, the Credit Documents, together with such actions and powers as are reasonably incidental thereto.



     Any person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with a Guarantor, the Borrower or any of its Affiliates as if it were not an Agent hereunder.



     The Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 9.02), and (c) except as expressly set forth in the Credit Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Guarantor, the Borrower or any of their respective Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be liable for any indirect, incidental, consequential, special, exemplary or punitive damages or damages for lost profits or revenues. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by a Credit Party or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.



     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

     The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-Agents appointed by such Agent. The Agent and any such sub-Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-Agent and to the Related Parties of each Agent and any such sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.



     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, an Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the approval of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article and
Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.



     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document or related agreement or any document furnished hereunder or thereunder.



     Each of the Lenders irrevocably authorizes the Agent to enter into the Collateral Agency and Intercreditor Agreement on its behalf, and acknowledges and agrees that it shall be bound by the terms thereof as if it were a direct signatory thereto.



                                   ARTICLE IX



                                 Miscellaneous



     SECTION 9.01 NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopy, as follows:



     (a) if to the Parent Guarantor, the Borrower or any other Guarantor to the attention of General Counsel, 20 Bay Street, 7th Floor, Toronto, Ontario M5J 2N8 (Telecopy No. (416) 943-1265) with, in the case of a notice of Default, a copy to Goodman Phillips & Vineberg, 1501 McGill College Avenue, 26th Floor, Montreal, Quebec H3A 3N9, Attention of Hillel W. Rosen (Telecopy No. (514) 841-6499).



     (b) if to the Collateral Agent, to Montreal Trust Company of Canada, c/o Computershare Investor Services Inc., 100 University Ave., 11th Floor, Toronto, Ontario M5J 2Y1, Attention of Manager, Corporate Trust (Telecopy No. (416) 981-9777).



     (c) if to the Agent, to such address and number as is provided to the Borrower and the Lenders upon appointment of such Agent;

     (d) if to Lucent, to Lucent Technologies Inc., 283 King George Road, Warren, New Jersey 07059, Attention of Assistant Treasurer-Customer Finance (Telecopy No. (908) 559-1711); and Lucent Technologies Inc., Corporate & Securities Law, 600 Mountain Avenue, Murray Hill, New Jersey 07974, Attention:
Corporate Counsel (Telecopy No. (908) 582-8048);



     (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.



     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date delivered by hand, overnight courier service or telecopy.



     SECTION 9.02  WAIVERS; AMENDMENTS.



     (a) No failure or delay by the Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.



     (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Agent or Collateral Agent, as applicable thereunder and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Subsection 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Credit Document specifying the number or percentage of the Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release a Guarantor or any of its subsidiaries from any guarantee forming a part of the Credit Documents (except as expressly provided in the guarantee), or limit its liability in respect of such guarantee, without the written consent of each Lender or (vii) release or discharge all or any substantial part of the Collateral from the Liens of the Security Documents (except as expressly provided in the Security Documents), without the written consent of each Lender or (viii) change any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to the Lenders holding certain Loans differently than those holding certain other Loans, without the written consent of the Lenders holding a majority in interest of the outstanding Loans and unused Commitments, in addition to the written consent of the Required Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Collateral Agent without its prior written consent.



     (c) The Lenders acknowledge that pursuant to the provisions of this Agreement, certain Permitted Debt may be secured by Liens on certain Collateral. Any intercreditor agreement or other security or lien sharing agreement to be entered into will reflect the sharing of Liens as contemplated by this Agreement and shall require the written approval of the Required Lenders (not to be unreasonably withheld).



     SECTION 9.03  EXPENSES; INDEMNITY; DAMAGE WAIVER.



     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lenders, the Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of counsel for and any consultants and appraisers retained by the Lenders or such agents, in connection with Lucent's due diligence investigation related to the extension of credit hereunder and the negotiation, preparation and execution of this Agreement and the Security and ancillary documents related thereto (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the aggregate amount of expenses that the Borrower shall be obligated to pay pursuant to this clause (i) shall be subject to the limitations separately agreed between the Borrower and Lucent in the Fee Agreement; and (ii) all out-of-pocket expenses incurred by the Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for either agent or any Lender, in connection with the administration of the Credit Documents after the date hereof, or any amendments, modifications or waivers of the provisions thereof, or the enforcement or protection of its rights in connection with the Credit Documents including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or any investigation of any alleged Defaults hereunder.



     (b) The Credit Parties, jointly and severally, shall indemnify the Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing persons (each such person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of any Hazardous Substance on or from any property charged by the Security or any other property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party or any of its subsidiaries, or
(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.



     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Collateral Agent, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; PROVIDED that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total principal amount of the Loans then outstanding and on the then unused Commitments and, in the case of amounts payable to the Collateral Agent, based also on the provisions of the Collateral Agency and Intercreditor Agreement.



     (d) To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.



     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Notwithstanding the foregoing, any amounts otherwise payable by the Borrower pursuant to clause (i) of paragraph (a) of this Section shall accrue until, and be due and payable on, the earlier of (i) Condition Date and (ii) the termination by the Borrower of the Commitment to pursue negotiations with another vendor. Any deferral of amounts payable by the Borrower pursuant to the preceding sentence shall not relieve the Borrower of its liability for such amounts or prevent the accrual thereof.



     SECTION 9.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer on any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.



     (a) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than US$3,000,000 unless the Borrower otherwise consents, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of (A) a proportionate part of all the assigning Lender's rights and obligations in respect of Commitments or Loans or (B) a proportionate part of the assigning the Lender's outstanding Loans without assigning any Commitment, (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and PROVIDED FURTHER that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning the Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its future obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning the Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.



     (b) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and each Guarantor, the Borrower, the Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.



     (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.



     (d) Any Lender may, without the consent of the Borrower or any other Credit Party or the Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the same; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Subsection 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14,
2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Subsection 2.17(c) as though it were a Lender.



     (e) A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.17(c) as though it were a Lender.



     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to the U. S. Federal Reserve Bank or similar entity in any other applicable jurisdiction, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.



     SECTION 9.05 SURVIVAL. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the

Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Indebtedness is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment of the Indebtedness, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.



     SECTION 9.06 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to the Credit Parties' agreement to cooperate with Lucent with respect to marketing, selling or syndicating Loans and Commitments or with respect to fees payable to Lucent or either agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.



     SECTION 9.07 SEVERABILITY. Any provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision.



     SECTION 9.08 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.



     SECTION 9.09  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.



     (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.



     (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that either agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.



     (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.



     (d) Each Credit Party hereby irrevocably appoints CT Corporation System, at 1833 Broadway, New York, New York 10019, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to such Loan party by the person serving the same in the manner provided for notices in Section 9.01, shall be deemed in every respect effective service of process upon such Credit Party in any such suit or proceeding. Each Credit Party further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect from the date of this Agreement until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full. If, at any time prior to the expiration or termination of the Commitment, Goodman Phillips & Vineberg shall cease to have an office in the Borough of Manhattan, each Credit Party agrees to immediately and irrevocably appoint another party as authorized agent for purposes of this Section. Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.



     SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.



     SECTION 9.11 HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.



     SECTION 9.12 CONFIDENTIALITY. Each of the Credit Parties, the Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement


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


containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or the Lenders, as applicable (h) to the extent such Information
(i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any party to this Agreement on a nonconfidential basis from a source other than any other party to this Agreement. For the purposes of this Section, "INFORMATION" means all information received from a Credit Party, the Agent, the Collateral Agent or a Lender relating to such party or its business, other than any such information that is available to the receiving party on a nonconfidential basis prior to disclosure by such disclosing party; PROVIDED that such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.



     SECTION 9.13 INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.



     SECTION 9.14 CURRENCY CONVERSIONS. Any payment made hereunder or under any of the Credit Documents in any currency other than the currency in which such payment is required to be made pursuant to the applicable agreement or instrument shall discharge the obligation to make such payment only to the extent to which the amount so received by the payee in the currency in which payment is made is sufficient, when converted at the rate of exchange prevailing on the date of receipt or, if not received on a Business Day or if receipt is after 4:00 p.m. local time on any Business Day, on the next following Business Day to produce the amount due in the currency in which such payment is so required to be made thereunder.



     If for the purposes of obtaining or enforcing judgment in any court in any jurisdiction it becomes necessary to convert into any currency (the "JUDGMENT CURRENCY") an amount which is payable, pursuant to the terms of the applicable Credit Document, in another currency (the "ORIGINAL CURRENCY"), then the date selected by that court as the date as of which the rate of exchange for conversion is to be determined is referred to herein as the "Currency Conversion Date". If there is any change in the rate of exchange between the Judgment Currency and the Original Currency between the Currency Conversion Date and the actual receipt by the payee of the amount due pursuant to the applicable Credit Document or under such judgment. The person obligated to make such payment shall, notwithstanding any such judgment, and as a separate and additional obligation, pay all such additional amounts as may be necessary, to ensure that the amount received by the payee in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, (or, if such date is not a Business Day or if receipt is after 4:00 p.m. local time on any Business Day, on the next following Business Day) will produce the amount due in the Original Currency.



     For purposes of this Section, the term "rate of exchange" includes any premiums or costs payable in connection with the currency conversion effected.



                      [SIGNATURES TO FOLLOW ON NEXT PAGE.]


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



GT GROUP TELECOM SERVICES CORP., as the Borrower



By:


----------------------------------------------------


   /s/ ELAINE HIRJI


   Name: Elaine Hirji


   Title: Vice President, Treasury



GT GROUP TELECOM INC., as a Guarantor



By:


----------------------------------------------------


   /s/ ELAINE HIRJI


   Name: Elaine Hirji


   Title: Vice President, Treasury



GT GROUP TELECOM SERVICES (USA) CORP., as a Guarantor



By:


----------------------------------------------------


   /s/ ROBERT FABES


   Name: Robert Fabes


   Title: Senior Vice President & General Counsel



LUCENT TECHNOLOGIES INC., as a Lender and as the Agent



By:


----------------------------------------------------


   /s/ DINA FEDE


   Name: Dina Fede


   Title: Director, NA Customer Finance


                                       57